    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 2000
                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.
             (Exact name of registrant as specified in its charter)

            FLORIDA                            4899                    65-0898395
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)    Classification Code Number)     identification No.)

                      2190 NORTHWEST 89TH PLACE, SUITE 100
                              MIAMI, FLORIDA 33172
                                 (305) 702-4300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                              MICHAEL E. LAWRENCE
                            CHIEF EXECUTIVE OFFICER
                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.
                      2190 NORTHWEST 89TH PLACE, SUITE 100
                              MIAMI, FLORIDA 33172
                                 (305) 702-4300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

    ANDREW HULSH                                  WALTER G. VAN DORN, JR.
   ISRAEL ALFONSO                            CLIFFORD CHANCE ROGERS & WELLS LLP
  BAKER & MCKENZIE                                   200 PARK AVENUE
1200 BRICKELL AVENUE                               NEW YORK, NY 10166
MIAMI, FLORIDA 33131                                 (212) 878-8000
   (305) 789-8985

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.    [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.    [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED             PROPOSED
                                              AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
          TITLE OF SECURITIES                  TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
           TO BE REGISTERED                 REGISTERED           PER SHARE        OFFERING PRICE(2)           FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock $.0001 par value..........       Shs(1)               $(2)              $50,000,000            $13,200
-------------------------------------------------------------------------------------------------------------------------
Total..................................                              $                    $                    $
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Includes up to              shares that the underwriters have the option to
    purchase from us to cover over-allotments, if any.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT OF WHICH THIS PRELIMINARY PROSPECTUS FORMS A PART FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                 SUBJECT TO COMPLETION. DATED OCTOBER 17, 2000.

                                                 SHARES

                                     [LOGO]

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

                                  COMMON STOCK

     This is our initial public offering, and no public market currently exists
for our common shares. We are offering                common shares in this
offering. We expect the initial public offering price for our common shares to
be between $          and $          .

     We have applied to list our common shares on the Nasdaq National Market under the symbol "ITCN".

     INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................  $           $
Underwriting discounts and commissions......................  $           $
Proceeds, before expenses, to Intercontinental
  Telecommunications Corp...................................  $           $

     We have granted the underwriters a 30-day option to purchase up to additional common shares solely to cover over-allotments. The
underwriters expect to deliver the common shares on                     , 2000.

                            ------------------------

                             JOSEPHTHAL & CO. INC.

           THE DATE OF THIS PROSPECTUS IS                     , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     1
Risk Factors................................................     6
Use Of Proceeds.............................................    14
Dividend Policy.............................................    14
Capitalization..............................................    15
Dilution....................................................    16
Selected Consolidated Financial Data........................    17
Management's Discussion And Analysis Of Financial Condition
  And Results Of Operations.................................    18
Business....................................................    23
Management..................................................    36
Certain Relationships And Related Transactions..............    40
Principal Shareholders......................................    44
Description Of Securities...................................    45
Shares Eligible For Future Sale.............................    48
Underwriting................................................    50
Legal Matters...............................................    51
Experts.....................................................    52
Enforceability Of Civil Liabilities.........................    52
Where You Can Find More Information.........................    52
Index To Consolidated Financial Statements..................   F-1

                            ------------------------

     In this prospectus, the "Company," "ITC," "we," "us" and "our" refer to Intercontinental Telecommunications Corp., a Florida corporation, and its subsidiaries, and, unless the context otherwise requires, "common shares" refers to the shares of common stock, par value $0.0001 per share, of ITC.

     We have not taken any action to permit a public offering of our common shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common shares and the distribution of this prospectus outside the United States.

     We maintain our Website at www.ib2b.com.br. Information contained in our Website does not constitute a part of this prospectus

     We own the registration for the trademarks iB2B, VIPlink, and CyberVision in Brazil, which we use in conjunction with the sale of our services. All other trade names and trademarks used in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our Company and the sale of our common shares, and our financial statements and notes to those financial statements that appear elsewhere in this prospectus.

OUR COMPANY

     We provide advanced broadband communications services and software application services in Brazil. Our target customers are multinational corporations, government entities and small and medium-size businesses with growing and diverse communications and business automation needs. We deliver broadband communications services over our high-speed, high-capacity network using fixed wireless access technology and leased fiber optic cable. Our software application services offer business process improvements, database management programs and electronic commerce services to our customers. We market our services under the brand iB2B.

OUR SERVICES

     We offer an integrated package of communications services that we have organized across two business platforms: network services and software application services. Our network services include:

     - Basic Broadband Connectivity -- We connect our customers to our network through last-mile wireless access and leased fiber optic cable;

     - Virtual Private Networks, or VPNs -- We construct private networks that allow a customer to communicate securely among its multiple locations over the Internet. This service is sometimes referred to as an Intranet service. We also build Extranets, which are VPNs, that allow third party access to a customer's data;

     - Web Hosting -- We place a customer's Website on our Internet Web servers using the customer's registered domain name; and

     - Voice-over-Internet Protocol -- We offer the transmission of voice over an internetworking standard that enables communication across the Internet. We provide this service to our business and government customers through the installation of VPNs since Brazilian communications regulation only allows this service to be provided over private networks.

     Our software application services include Web-based and client/server based software solutions tailored to the customer's business automation needs. We currently offer vertical software solutions directed at specific industries and applications, including:

     - Healthcare -- The components of this solution include customer invoicing, purchasing, insurance claim management and patient enrollment;

     - Government Administration -- The components of this solution include taxation tracking, budget and financial management, human resource management and fleet control; and

     - Education and Distance Learning -- This solution is comprised of three core applications: school census and enrollment planning; school management; and distance learning.

     Our software application services are designed to take advantage of broadband communications technology to improve the administrative and business processes of our customers. These services, which require minimal customization, help customers manage the flow of data among departments and customer locations as well as with their clients. Most of our current customers have software application services installed in a client/server configuration. However, most of our software application services are designed to be delivered in conjunction with our network services using an Application Service Provider, or ASP, business model. An ASP business model involves the delivery of software over a network, such as the Internet, rather than its installation at a customer location.

OUR RELATIONSHIP WITH MICROTEC SISTEMAS INDUSTRIA E COMERCIO S.A.

     We have a strategic relationship with Microtec, a wholly owned subsidiary of Vitech America, Inc., a Florida corporation whose shares are publicly traded on the NASDAQ National Market. Microtec is a leading manufacturer and marketer of computer products, peripherals and software to business, government and individual customers in Brazil.

     We have entered into a joint marketing agreement with Microtec that terminates on November 1, 2005. Although the licenses for the services we offer are currently held in the name of Microtec, under the joint marketing agreement, Microtec has agreed to transfer the licenses to us. Microtec is in the process of applying to the Brazilian National Telecommunications Agency, or ANATEL, for the transfer of the licenses to us. Microtec also granted us the exclusive right to sell our services to its customers so long as our services are bundled with its products and equipment at prices agreed to with Microtec. In these engagements and engagements requiring the provision of network services under Microtec's licenses, Microtec bills the customer for our services and collects from the customer on our behalf. Microtec has agreed to market our products and services. Microtec also has agreed to assist our sales team, by:

     - providing introductions to over 34,000 existing Microtec business and government customers; and

     - cross-selling our portfolio of Internet services in their information technology, or IT, sales proposals.

     We believe that our relationship with Microtec's sales force provides us with a significant advantage for rapidly capturing marketing share.

OUR COMPETITIVE ADVANTAGES

     We believe that our competitive strengths, in addition to our relationship with Microtec, include:

     - our integrated solutions approach, in which we offer multiple services ranging from basic broadband connectivity to sophisticated software applications and communications solutions;

     - our rapidly deployable and scalable nationwide network using last-mile wireless technology that allows us to capture market share; and

     - our position as a low-cost provider of communications services and solutions.

OUR NATIONAL AND LOCAL NETWORKS

     Our national network currently consists of 15 operational points-of-presence, or POPs, two network operations centers, or NOCs, and local access nodes. This network links the Brazilian cities of Belo Horizonte, Blumenau, Curitiba, Florianopolis, Goiania, Ilheus, Joinvile, Natal, Porto Alegre, Recife, Ribeirao Preto, Salvador, Santos and Sao Paulo, and includes an international connection to the United States in Miami, Florida. We have connected a total of 106 customer buildings throughout 14 cities in Brazil as of August 31, 2000. We are expanding our networks to consist of 32 operational POPs within Brazil. We expect that this expansion will be completed by the end of 2001.

     We are building local networks in Brazil based on fixed wireless broadband access technology using radio frequencies and asynchronous transfer mode, or ATM, switching technology. ATM technology enables us to accommodate many different information systems and permits us to assure high levels of service and quality across our national network. We own and operate our switches, lease fiber optic cable transport capacity, and connect to our customers by using fixed wireless broadband access technology. We can deploy our last-mile wireless networks based on the local needs of our customers. We therefore do not incur significant capital expenditures until we identify sufficient customer demand.

OUR MARKET OPPORTUNITY

     We believe that a substantial business opportunity exists for us in Brazil as a result of the following factors:

     - Brazil is a large, growing and underserved communications market lacking an adequate communications infrastructure;

     - we believe there is a large demand for high speed data communications in Brazil; and

     - our wireless broadband access technologies offer a high-quality alternative to existing copper, satellite and fiber-based systems.

OUR BUSINESS STRATEGY

     Our objective is to become a leading broadband connectivity and communications solutions provider to our customers. To do this, we plan to:

     - continue to build our fixed wireless broadband network to offer dedicated broadband Internet access and other broadband services;

     - rapidly build a large customer base;

     - expand the range of services we provide to existing customers;

     - selectively acquire or partner with complementary technology and service providers; and

     - expand into other markets in Latin America.

OUR CORPORATE STRUCTURE

     We are a holding company incorporated in Florida. We conduct our business through two operating subsidiaries incorporated in Brazil and headquartered in Sao Paulo: Intercontinental Telecom Corporation do Brasil S/C Ltda., and Viplink Provedora de Accesso a Internet S/C Ltda. We also have majority ownership interests in two recently acquired Brazilian companies, Probit Technologia Educacional Ltda. and Interactive Consultoria e Desenvolvimiento de Sistemas Ltda. We also own a 49% interest in ITC Holding Brasil S/C Ltda.

     Our principal executive offices are located at 2190 N.W. 89th Place, Suite 100, Miami, Florida 33172, and our telephone number is (305) 702-4300.

                                  THE OFFERING

Common shares offered......                shares

Common shares outstanding
after the offering(1)......                shares

Use of proceeds............ We intend to use the proceeds from this offering:

                            - to fund network operations and expansion plans;

                            - to implement our growth strategy; and

                            - for general corporate and working capital
                              purposes.

Dividend policy............ We have not paid any cash dividends on our common shares, and we do not expect to do so in the foreseeable future.

Proposed Nasdaq National
  Market Symbol............ "ITCN"
---------------------

(1) Assumes the conversion of 4,914,005 shares of Series A Redeemable Convertible Preferred Stock into an equal number of common shares. This conversion will automatically occur if the gross proceeds to us from this offering exceed $25 million and the initial public offering price per common share is at least $8.14.

     If the underwriters exercise their over-allotment option in full, the total
number of common shares offered will be                , and the total number of
common shares outstanding after the offering will be                .

     The number of common shares outstanding after this offering is based on the
number of common shares outstanding on           , 2000. The offering
information above excludes:

     - 4,000,000 common shares issuable upon exercise of stock options
       outstanding as of October   , 2000 at a weighted average price of $0.37
       per share;

     - 3,000,000 common shares available as of October   , 2000 for future
       issuance under our 1998 stock option plan; and

     - 3,518,810 common shares issuable upon exercise of warrants outstanding as
       of October   , 2000 at a weighted average price of $0.15 per share.

     Unless otherwise indicated, this prospectus assumes that the underwriters have not exercised their over-allotment option to purchase additional common shares.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary of the financial data for our business should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes to those statements included elsewhere in this prospectus. The As Adjusted
column reflects the sale of                common shares in this offering at an
assumed price of $          per share, after deducting the underwriting
discounts and commissions, the estimated offering expenses payable by us, and the application of these proceeds.

SUMMARY STATEMENT OF OPERATIONS DATA:

                                                      YEAR ENDED             THREE MONTHS ENDED
                                                       APRIL 30,                  JULY 31,
                                               -------------------------   -----------------------
                                                  1999          2000         1999         2000
                                               -----------   -----------   ---------   -----------
                                                                                 (UNAUDITED)
Net revenues.................................  $   795,000   $ 3,545,426   $ 309,980   $ 1,488,400
Cost of revenues.............................      406,913     2,427,513      99,395       750,113
                                               -----------   -----------   ---------   -----------
Gross profit.................................      388,087     1,117,913     210,585       738,287
Selling, general and administrative
  expenses...................................    1,281,295     2,705,655     476,934     1,593,316
Depreciation and amortization................      161,940       411,341      43,435       494,762
                                               -----------   -----------   ---------   -----------
Loss from operations.........................   (1,055,148)   (1,999,083)   (309,784)   (1,349,791)
Other expense................................           --      (605,352)   (131,607)      (37,686)
                                               -----------   -----------   ---------   -----------
Net loss.....................................  $(1,055,148)  $(2,604,435)  $(441,391)  $(1,387,477)
                                               ===========   ===========   =========   ===========
Loss per common share -- basic and diluted
  (1)........................................  $     (0.24)  $     (0.24)  $   (0.05)  $     (0.11)
                                               ===========   ===========   =========   ===========

---------------

(1) See note 1 to our consolidated financial statements for a determination of the shares used in computing basic and diluted loss per share.

SUMMARY BALANCE SHEET DATA:

                                                                      JULY 31, 2000 (UNAUDITED)
                                             APRIL 30, 2000   ------------------------------------------
                                             --------------                                  PROFORMA
                                                 ACTUAL         ACTUAL      PROFORMA(1)   AS ADJUSTED(2)
                                             --------------   -----------   -----------   --------------
Current assets.............................   $   662,738     $18,178,552   $18,178,552    $
Working capital (deficit)..................    (5,477,117)     11,831,795    11,831,795
Total assets...............................     6,101,642      29,616,825    29,616,825
Long-term liabilities, including minority
  interest.................................       681,439         292,074       292,074
Total liabilities and minority interest....     6,821,294       6,638,831     6,638,831
Series A Redeemable Convertible Preferred
  Stock....................................            --      19,227,008            --
Shareholders' equity (deficit).............      (719,652)      3,750,986    22,977,994

---------------------
(1) This assumes the conversion of the Series A Redeemable Convertible Preferred Stock, which will occur assuming that this offering generates gross proceeds to us in excess of $25 million and the initial offering price per common share is at least $8.14.
(2) This gives effect to (i) the conversion of the Series A Redeemable Convertible Preferred Stock, which will occur assuming that this offering generates gross proceeds to us in excess of $25 million and the initial offering price per common share is at least $8.14 and (ii) the sale of
    common shares in the offering at an assumed offering price of $     per
    share and the application of the estimated net proceeds therefrom.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common shares. Investing in our common shares involves a high degree of risk. Any of the following factors could harm our business and future operating results and could result in a partial or complete loss of your investment.

RISKS RELATING TO US

WE HAVE AN UNPROVEN BUSINESS MODEL AND A LIMITED OPERATING HISTORY IN NEW AND RAPIDLY EVOLVING MARKETS, AND WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

     Our business model is still in development, and our limited historical, financial and operating data may not be a good indication of how our business is doing or how it is evolving. You should consider our business and prospects in light of the risks and difficulties typically encountered by companies in new and rapidly evolving markets such as ours. We may not adequately address these risks, and, if we do not, we may not be able to implement our business plan as we intend.

WE HAVE INCURRED OPERATING LOSSES SINCE OUR INCEPTION AND MAY NEVER HAVE PROFITABLE OPERATIONS, WHICH WOULD ADVERSELY AFFECT OUR ABILITY TO FINANCE FUTURE OPERATIONS AND MAKE SUITABLE ACQUISITIONS.

     We have incurred operating losses in every quarter and fiscal year since our incorporation in 1998. We expect to continue to operate at a loss for the foreseeable future, primarily as a result of the expansion of our network and operations. If these losses continue, the value of our common shares could decline, and we may have trouble raising additional capital. We cannot forecast with any degree of accuracy exactly when, or if, we will become profitable.

THE CONTINUED GROWTH OF OUR BUSINESS DEPENDS UPON OUR ABILITY TO MANAGE EXPANSION AND DEVELOPMENT EFFECTIVELY.

     In order to manage our expansion effectively, we must continue to implement and improve our operating, financial and accounting systems and to hire, train and manage new employees. Among other things, the continued expansion and development of our business also will depend upon our ability to:

     - construct our broadband network;

     - design and develop integrated private voice and data communications networks;

     - obtain any required government licenses and authorizations;

     - create and develop adequate software application services;

     - evaluate and penetrate potential new markets;

     - secure financing; and

     - hire qualified employees.

     We must meet these demands in a timely manner, at reasonable costs and on satisfactory terms and conditions. If we fail to manage our planned expansion effectively, our business could be harmed.

OUR BUSINESS IS SIGNIFICANTLY DEPENDENT UPON OUR RELATIONSHIP WITH MICROTEC.

     We rely on our relationship with Microtec in order to conduct our business and implement our business plan. We depend on Microtec for:

     - the communications licenses pursuant to which we provide our services;

     - the marketing and sales of our services; and

     - sales revenue, since Microtec is a significant customer of our services.

     In addition, the principal shareholders of Vitech America, Inc, Microtec's parent, are also principal shareholders of ITC. There can be no assurance that our relationship with Microtec will continue to exist. If our relationship with Microtec, including the joint marketing agreement, is terminated for any reason, our ability to provide network services, our business and expansion plans and our ability to generate revenues could be materially adversely affected.

WE MUST KEEP PACE WITH RAPID INDUSTRY AND TECHNOLOGICAL CHANGE TO ATTRACT AND MAINTAIN CUSTOMERS AND COMPETE EFFECTIVELY.

     The communications industry, particularly in Brazil, is changing rapidly. This rate of change is due to factors such as:

     - deregulation;

     - privatization;

     - technological improvements;

     - expansion of communications infrastructure; and

     - globalization and liberalization of trade.

     Our success depends, in part, upon how well we anticipate and adapt to change and whether we offer our customers adequate services. If we cannot do so, it will be more difficult for us to attract and retain customers and compete effectively.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     The markets in which we compete are highly competitive. We compete with many international, national, and regional companies, most of which have significantly larger operations and greater financial, marketing, human, and other resources than us. Competitors in the Brazilian communications market include companies such as Telefonica, Brasil Telecom, Telemar, AT&T Latin America, IBM Business Solutions, MetroRed Telecommunications, Diveo Broadband Networks and IMPSAT Fiber Networks. Additionally, we compete in the software solutions market with internationally recognized companies providing systems integration services and proprietary software applications. We may not successfully compete in any of the markets in which we conduct or may conduct operations.

SIGNIFICANT PRICE COMPETITION COULD ADVERSELY AFFECT OUR REVENUES AND OPERATING RESULTS.

     Price levels for our services will depend to a significant degree on competitors' prices over which we have no control. Most of our existing and potential competitors have greater financial and other resources than we have. Some competitors may be able to use their financial resources and incumbent status to cause severe price competition. If we are required to reduce prices to compete effectively, our operating results may suffer.

WE MAY NOT BE ABLE TO COMPLETE THE ACQUISITIONS NECESSARY TO IMPLEMENT OUR GROWTH STRATEGY.

     Our growth may depend in part on whether we can identify suitable acquisition candidates and complete acquisitions at attractive prices and on satisfactory terms. We may need approval from regulatory agencies and other third parties in order to complete acquisitions. We have no commitments or agreements for any acquisitions. We are not certain that we will complete any future acquisitions. Our inability to make suitable acquisitions may make it more difficult for us to implement our growth strategy.

ACQUISITIONS COULD RESULT IN SHAREHOLDER DILUTION, ADDITIONAL LIABILITIES, INCREASED AMORTIZATION EXPENSES, DIFFICULTIES IN INTEGRATING NEW BUSINESSES AND DIVERSION OF MANAGEMENT'S ATTENTION.

     Our expansion may involve acquiring other companies or assets. However, acquisitions could result in one or more of the following:

     - dilutive issuances of equity securities;

     - additional debt and contingent liabilities;

     - increased amortization expenses related to goodwill and other intangible assets;

     - difficulties in assimilating the operations, technologies, services and products of the acquired companies; and

     - diversion of management's attention from other business activities.

WE EXPECT OUR QUARTERLY RESULTS WILL CONTINUE TO FLUCTUATE, AND THIS FLUCTUATION COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Our operating results are subject to quarterly and annual fluctuations, and our historical financial performance may not be a meaningful indicator of future results. Our quarterly net sales and operating results have varied as a result of, among other things:

     - historical seasonal purchasing patterns of government and education customers;

     - the general economic climate in Brazil;

     - the volume and timing of orders received during a quarter;

     - changes in service mix and pricing;

     - new technology developments or introductions; and

     - availability of network hardware.

     As a result of these and other factors, our operating results could fall below the expectations of securities analysts and investors. If this happens, the market price of our common shares would likely decrease.

WE DEPEND ON KEY PERSONNEL FOR OUR OPERATIONS AND MAY NOT BE ABLE TO FIND ADDITIONAL PERSONNEL AS NEEDED.

     We are dependent upon the efforts and abilities of senior management, including Michael Lawrence, our Chief Executive Officer. The loss or unavailability of the services of these individuals could harm our business. In addition, our ability to attract and retain highly skilled personnel is critical to our operations. If we are unable to attract and retain personnel with necessary skills when needed, our business and expansion plans could be harmed.

WE MAY BE UNABLE TO RAISE THE ADDITIONAL CAPITAL NECESSARY TO CONTINUE GROWING OUR BUSINESS.

     We may require significant amounts of additional capital to fund our business plan. We could require additional funding if our operating losses are greater than anticipated or if we pursue acquisitions or other expansion opportunities that require significant cash outlays. We may not be able to raise sufficient funds on acceptable terms, if at all. Our failure to raise sufficient funds could harm our ability to carry out our growth strategy.

WE MAY HAVE DELAYS OR UNANTICIPATED EXPENSES IN CONSTRUCTING OUR NETWORKS THAT PUT US AT A COMPETITIVE DISADVANTAGE.

     Our construction of substantial additions to our network and new network systems involves significant risks. Our failure to complete construction on a timely basis could adversely affect our ability to attract and retain customers. In addition, this type of construction project is subject to cost overruns and delays, some of which may be beyond our control. Increased expenses due to construction difficulties could adversely affect our financial results. Delays may be caused by government entities, financing problems and catastrophic occurrences. Delays also can arise from design changes and material or equipment shortages or delays in delivery. Services to buildings can also be delayed if the operating companies have difficulty in obtaining easements, leases, permits or access approvals from third parties.

THE BUILD-OUT OF OUR NETWORK DEPENDS ON OUR ABILITY TO OBTAIN THE NECESSARY COMMUNICATIONS LICENSES FROM GOVERNMENT AUTHORITIES.

     Our business is dependent upon the procurement and maintenance of licenses to provide various communications network services. We do not own our own licenses for services but depend on a contractual arrangement with Microtec for the transfer of these licenses. Microtec is in the process of applying to ANATEL for the transfer of these licenses to us. Until the transfer of these licenses is approved, Microtec must be named a contracting party in most of our engagements for network services. We cannot assure you that we will be able to obtain approval for the transfer of such licenses, or, upon their transfer, that we will be able to maintain these licenses in force. The loss, or substantial limitation upon the terms, of our licenses could have a material adverse effect on our results of operations.

     In addition, from time to time, we may need to obtain additional licenses and approvals to offer additional services. There may be difficulties or delays in obtaining such licenses and approvals. In the event we are required to publicly bid for any additional licenses, there can be no assurance that we would be selected as the winning bidder or that we would have the financial resources needed to obtain these licenses. Our failure to obtain additional licenses could require us to alter our business and expansion plans and materially adversely affect our business and operations.

THE BUILD-OUT OF OUR NETWORK DEPENDS ON OUR ABILITY TO LEASE FIBER OPTIC CABLE.

     Unlike many of our competitors, we do not own the fiber optic cable capacity we use. We depend upon the availability of fiber optic cable for lease at reasonable costs. There can be no assurance that fiber optic cable will continue to be available for leasing at low cost. If the required fiber optic cable is not available for leasing, our current operations and business and expansion plans could be materially adversely affected.

WE MUST OBTAIN ADDITIONAL LEASE AGREEMENTS WITH BUILDING OWNERS FOR THE INSTALLATION OF OUR NETWORK INFRASTRUCTURE, OR OUR GROWTH WILL BE CONSTRAINED.

     Our business depends upon our ability to enter into lease agreements to install our antenna and other network equipment in commercial and residential buildings that are well-positioned for radio transmission to our customers. We depend heavily on a limited number of property owners and developers for these lease agreements. A deterioration in our relationship with them would harm our business. In addition, there are currently a significant number of other companies competing for these same rights. The failure of property owners and managers to grant access rights or enter into lease agreements with us on acceptable terms could affect our ability to build out our network. Furthermore, building or property owners may terminate or fail to renew our existing lease agreements. Current federal and state regulations do not require building or property owners to make space available to us, or to do so on terms that are reasonable or nondiscriminatory. Building owners may decide not to permit us to install our network equipment in their buildings. If we are unable to obtain lease agreements and install our network equipment in many additional buildings on a timely basis, our business will be harmed.

OUR NATIONAL PRE-QUALIFICATION GRANT OF SPECTRUM IN BRAZIL IS NON-EXCLUSIVE AND THEREFORE COULD INTERRUPT OR THREATEN OUR ABILITY TO PROVIDE SERVICE IN EACH OF THE MAJOR URBAN MARKETS WE EXPECT TO SERVE IN BRAZIL.

     Our national pre-qualification grant of spectrum in Brazil is non-exclusive and therefore may require us to coordinate with competitors and other third parties regarding access to the same spectrum frequencies. Coordinating our spectrum usage with others could increase our costs of doing business and threaten our ability to provide service. We cannot assure you that in the future there will not be other providers who are granted overlapping frequencies or that spectrum grants will not overcrowd the spectrum frequencies that we use to provide broadband services.

BECAUSE WE ARE BUILDING OUR CUSTOMER BASE AND EXPANDING AND BUILDING NETWORKS, WE ARE PARTICULARLY VULNERABLE TO THE IMPACT OF DAMAGE TO OUR NETWORKS AND SYSTEM FAILURES.

     We market our services to business customers and other high volume users. We must ensure that our networks provide a high level of reliability, capacity and security. Our networks, many of which are being expanded or newly constructed, are subject to damage, power loss, capacity limitations, software defects and breaches of security. If service is not restored in a timely manner, we may be obligated to provide credits or other remedies to our customers, which would reduce our revenues. Service disruptions could also damage our reputation with customers, causing us to lose existing customers or have difficulty attracting new ones. Many of our customers' communications needs will be extremely time sensitive, and delays in signal delivery may cause significant losses to a customer using our networks.

WE NEED TO CONTINUE TO SECURE NEW CUSTOMERS IF WE ARE TO GENERATE PROFITS.

     Securing new customers to use our data, Internet and other broadband services is particularly important to our growth strategy and to a large degree depends on factors outside our control, such as the overall level of demand for these types of services by business and government customers in our existing markets. Other factors affecting demand include business, economic, regulatory and competitive factors in the markets in which we operate. Insufficient demand for our services will adversely affect our business and results of operations.

AS AN ACCESS PROVIDER, WE MAY INCUR LIABILITY FOR INFORMATION DISSEMINATED THROUGH OUR NETWORKS.

     The law relating to the liability of access providers for information carried on or disseminated through their networks is unsettled. Although we have not been the subject of any claims related to information carried on our networks, it is possible that we could be. There may be new legislation and court decisions that may affect our services and expose us to potential liability.

     As the law in this area develops, the potential imposition of liability for information carried on and disseminated through our networks could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or services offerings. Any significant costs that we incur as a result of such measures or in the imposition of liability could have a material adverse effect on our operating expenses and our liquidity.

UNAUTHORIZED ACTIONS OF OUR LOCAL REPRESENTATIVES OR AGENTS COULD SUBJECT US TO LIABILITY UNDER THE FOREIGN CORRUPT PRACTICES ACT.

     We are subject to the Foreign Corrupt Practices Act, or the FCPA. The FCPA is a U.S. law that generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business. We have taken precautions and instituted a number of procedures to comply with the FCPA. However, we cannot assure that such precautions will protect us against liability under the FCPA. In particular, we may be held responsible for actions taken by our local representatives or agents, regardless of our ability to control them. Any determination that we have violated the FCPA could lead to criminal penalties and could have a material adverse effect on our business and operations.

RISKS RELATING TO BRAZIL

BRAZILIAN POLITICAL AND ECONOMIC CONDITIONS HAVE A DIRECT IMPACT ON OUR BUSINESS AND THE MARKET PRICE OF OUR COMMON SHARES.

     The Brazilian government frequently has intervened in the economy and occasionally made drastic changes in policy. The government's actions to control inflation and effect other policies have often included wage and price controls, currency devaluations, capital controls, and limits on imports, among other things.

Our business, financial condition and results of operations may be harmed by changes in policy involving tariffs, exchange controls, tax policies and other matters.

BRAZIL-BASED COMPANIES HAVE LOST MONEY IN THE PAST DUE TO THE FLUCTUATION OF THE REAL, AND WE ARE NOT HEDGED TO PROTECT OURSELVES FROM FUTURE CURRENCY LOSSES.

     The relationship of the Real to the value of the U.S. Dollar in the future may affect our financial condition and results of operations. All of our sales and receivables are denominated in the Real, while a portion of our costs, including purchases of capital equipment is payable in U.S. Dollars. Currently, we are not engaged in hedging activities, and we are not hedged against currency risks. Any significant devaluation, such as occurred during the first quarter of 1999, of the Real relative to the U.S. Dollar may have a material adverse effect on our operating results and financial condition.

DEVELOPMENTS IN OTHER EMERGING MARKET COUNTRIES MAY AFFECT THE MARKET PRICE OF OUR COMMON SHARES.

     Shares of companies with operations in Brazil have been influenced by economic and market conditions in other emerging market countries to varying degrees. Although economic conditions are different in each country, investors' reactions to developments in one country may affect the price of shares of issuers from other countries, including Brazil. Between the fourth quarter of 1997 and the first quarter of 1999, the international financial markets experienced significant volatility, and a large number of market indices, including those in Brazil, declined significantly. For example, the Asian economic crisis and the 1998 Russian debt moratorium and devaluation of the Russian currency triggered market volatility in Latin America and securities markets in other emerging market countries. The market value of our common shares may be adversely affected by events elsewhere, especially in emerging market countries.

WE FACE REGULATORY RISKS AND UNCERTAINTY WITH RESPECT TO BRAZILIAN LAW AND REGULATIONS.

     The interpretation and enforcement of Brazilian laws and regulations may vary and may be based on the informal views of the local government officials. Our service offerings may be impacted by future legislation or regulation.

WE COULD PAY ADDITIONAL TAXES BECAUSE OUR FOREIGN OPERATIONS ARE SUBJECT TO VARIOUS FOREIGN TAXES.

     We structure our operations based on certain assumptions about various tax laws, U.S. and international tax treaty developments, currency exchange and capital repatriation laws and other relevant laws of Brazil and other non-U.S. jurisdictions. Taxing or other governmental authorities might not reach the conclusions we anticipate. We could suffer adverse tax and other financial consequences if our assumptions about these matters are incorrect or the relevant laws are changed.

DISTRIBUTIONS AND OTHER PAYMENTS TO US FROM OUR SUBSIDIARIES MAY BE SUBJECT TO BRAZILIAN AND OTHER FOREIGN TAXES, REDUCING OUR EARNINGS.

     Distributions of earnings and other payments, including interest, which we receive from our subsidiaries, may be subject to withholding taxes imposed by Brazil or other jurisdictions where these entities are formed or operating. These taxes would reduce the amount of after-tax cash we would receive from these entities.

RISKS RELATING TO THIS OFFERING

OUR COMMON SHARE PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     The initial public offering price for our common shares will be determined through negotiations between the underwriters and us. You should read the "Underwriting" section for a more complete discussion of the factors that were considered in determining the initial public offering price of our common shares. The initial public offering price may vary from the market price of our common shares after the offering. If you purchase common shares, you may not be able to resell those common shares at or above the purchase price.

     If an active public market for our common shares does not develop, the liquidity of your investment may be limited, and our common share price may fluctuate or decline below our initial public offering price. The market price of our common shares may fluctuate significantly in response to the following factors, some of which are beyond our control:

     - any deviations in net revenues, profits or in losses from levels expected by securities analysts;

     - trading volume fluctuations, which are particularly common among highly volatile securities of Internet-related companies;

     - actual or anticipated fluctuations in our operating results;

     - changes in market valuations of other Internet-related communications companies;

     - significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - additions or departures of key personnel; and

     - future sales of our common shares.

OUR AFFAIRS AND BUSINESS POLICIES ARE SUBJECT TO CONTROL BY OUR PRINCIPAL SHAREHOLDERS.

     Immediately following the offering, our principal shareholders together will beneficially own approximately % of the outstanding common shares. Accordingly, our principal shareholders are able to exercise significant influence over the election of our Board of Directors and the outcome of all matters submitted to a vote of our shareholders.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES.

     The initial public offering price of our common shares will be substantially higher than the pro forma adjusted tangible book value per share of our outstanding common shares. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common shares in this offering and the net tangible book value per common share immediately after the completion of this offering. Accordingly, based on the
offering price of $          per share, if you purchase common shares in the
offering, you will incur immediate dilution of approximately $          in the
net tangible book value per share from the price you pay for our common shares. The common shares owned by our existing shareholders will receive a material increase in the tangible book value per share. We also have a significant number of outstanding options and warrants to purchase our common shares with exercise prices significantly below the initial public offering price of the common shares. To the extent these options or warrants are exercised, there will be substantial further dilution to you as new investors in our common shares. For additional information on this calculation, see "Dilution."

WE HAVE BROAD DISCRETION TO USE THE PROCEEDS OF THIS OFFERING.

     We presently intend to use the net proceeds of this offering for the purposes set forth in "Use of Proceeds". However, our management and Board of Directors will have considerable discretion with respect to the application and allocation of the net proceeds of this offering and, among other things, they may decide to use the proceeds in a way that is different from that now disclosed under "Use of Proceeds."

FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS MAY NOT BE ACCURATE.

     This prospectus includes various forward-looking statements which can be identified by the use of terminology such as "believe," "may," "will," "estimate," "continue," "anticipate," "plan," "intend," "expect", "seek" or other and similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about our company, including, among other things.

     - general economic and business conditions in Brazil;

     - our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

     - anticipated trends in our business;

     - existing and future regulations affecting our business; and

     - the other risk factors set forth above in this section.

     In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. You should be aware that the industry studies and reports that we refer to in this prospectus also make forward-looking statements concerning, among other things, the future growth of Internet usage and communications in Brazil.

                                USE OF PROCEEDS

     The net proceeds from the sale of                common shares, after
deducting our estimated offering expenses and underwriting discounts, are estimated to be approximately $ million, assuming an offering price of
$          per share, or $     million if the underwriters' over-allotment
option is exercised in full.

     We intend to use a portion of the net proceeds to fund network operations and expansion plans and to implement our growth strategy. We intend to use the balance of the net proceeds for working capital and general corporate purposes. Although we may use a portion of the net proceeds to acquire technology or businesses that are complimentary to our business, we have no current plans to do so. Pending use of the net proceeds from the sale of the shares, we intend to invest such funds in short-term, interest-bearing, investment-grade instruments.

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our common shares since our inception and we do not intend to pay any cash dividends in the foreseeable future. We currently intend to reinvest earnings, if any, in the development and expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, operating results, capital requirements and such other factors as our Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth our short-term debt and capitalization as of July 31, 2000:

     - on an actual basis;

     - on a proforma basis, assuming the conversion of the Series A Redeemable Convertible Preferred Stock, which will occur assuming that this offering generates gross proceeds to us in excess of $25 million and the initial offering price per common share is at least $8.14; and

     - on a proforma basis as adjusted to give effect to (i) the conversion of the Series A Redeemable Convertible Preferred Stock, which will occur assuming that this offering generates gross proceeds to us in excess of $25 million and the initial offering price per common share is at least
       $8.14; and (ii) the sale of                common shares in the offering
       at an assumed offering price of $          per share and the application
       of the estimated net proceeds therefrom.

     This table should be read in conjunction with our consolidated financial statements and the notes thereto, management's discussion and analysis of financial condition and results of operations and other information included elsewhere in this prospectus.

                                                               AS OF JULY 31, 2000 (UNAUDITED)
                                                           ---------------------------------------
                                                                                        PROFORMA
                                                             ACTUAL       PROFORMA     AS ADJUSTED
                                                           -----------   -----------   -----------
Cash and cash equivalents................................  $11,394,157   $11,394,157
                                                           -----------   -----------    --------
Short-term debt, including vendor-financing, related
  party; short-term portion of capital lease, related
  party and line of credit, related party................  $ 4,336,013   $ 4,336,013
Long-term liabilities, less short-term portion, related
  party..................................................      241,800       241,800
Minority interest........................................       50,274        50,274
Series A Redeemable Convertible Preferred Stock, $.0001
  par value, 4,914,005 shares authorized, issued and
  outstanding actual and no shares issued and
  outstanding, proforma and proforma as adjusted.........   19,227,008            --
Shareholders' equity
  Preferred stock, $.0001 par value; 15,085,995 shares
     authorized, no shares issued and outstanding........           --            --
  Common stock, $.0001 par value; 100,000,000 authorized,
     12,461,107 shares issued and outstanding, actual,
     and 17,375,112 shares issued and outstanding,
     proforma and      shares issued and outstanding,
     proforma
     as adjusted.........................................        1,246         1,738
Additional paid-in capital...............................    8,676,584    27,903,100
Deferred compensation....................................     (169,847)     (169,847)
Accumulated other comprehensive income...................      290,063       290,063
Accumulated deficit......................................   (5,047,060)   (5,047,060)
                                                           -----------   -----------    --------
          Total shareholders' equity.....................    3,750,986    22,977,994
                                                           -----------   -----------    --------
          Total capitalization...........................  $27,606,081   $27,606,081
                                                           ===========   ===========    ========

                                    DILUTION

     As of July 31, 2000, our net tangible book value was $          or
$          per share. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of total liabilities divided by the number of common shares outstanding. As of July 31, 2000, our net tangible book value, on a pro forma basis to reflect for the sale of
shares in this offering at an assumed offering price of $          per share and
the application of the net proceeds from such sale of $          (after
deducting the underwriting discounts and commissions and other estimated
offering expenses), would have been approximately $          per share. This
represents an immediate increase of $          per share to existing
shareholders and an immediate dilution of $          per share to new investors.
The following table illustrates the per share dilution:

Initial public offering price per share.....................        $--
  Unaudited net tangible book value per share as of July 31,
     2000...................................................   --
  Increase per share attributable to the new investors......   --
Pro forma net tangible book value per share after the
  offering..................................................         --
Dilution per share to new investors.........................         --

     The following table summarizes, on a pro forma basis giving effect to this offering, the differences between the existing shareholders and the new investors with respect to the number and percentage of common shares purchased from us, the amount and percentage of total consideration paid to us and the average price per share paid:

                                                 SHARES PURCHASED    TOTAL CONSIDERATION
                                                 -----------------   -------------------   AVERAGE PRICE
                                                 NUMBER    PERCENT   AMOUNT     PERCENT      PER SHARE
                                                 ------    -------   -------    --------   -------------
Existing shareholders..........................      %          %     $
New investors..................................      %          %     $
          Total................................      %          %     $              %       $

     The foregoing information does not give effect to the exercise of (i) the underwriter's option to purchase from us up to an additional common shares to cover over-allotments, if any, and (ii) the underwriter's warrants. The foregoing information assumes the conversion of all shares of Series A Redeemable Convertible Preferred Stock into common shares.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data for each of the two years in the period ended April 30, 2000 are derived from our audited consolidated financial statements. The financial data for the three month periods ended July 31, 1999 and 2000 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

     Operating results for the three months ended July 31, 2000 are not necessarily indicative of the results that may be expected for the entire year ending April 30, 2001. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

STATEMENT OF OPERATIONS DATA:

                                                   YEAR ENDED
                                                   APRIL 30,            THREE MONTHS ENDED JULY 31,
                                           --------------------------   ----------------------------
                                              1999           2000          1999            2000
                                           -----------    -----------   -----------    -------------
                                                                                (UNAUDITED)
Net revenues.............................  $   795,000    $ 3,545,426    $ 309,980      $ 1,488,400
Cost of revenues.........................      406,913      2,427,513       99,395          750,113
                                           -----------    -----------    ---------      -----------
Gross profit.............................      388,087      1,117,913      210,585          738,287
Selling, general and administrative
  expenses...............................    1,281,295      2,705,655      476,934        1,593,316
Depreciation and amortization............      161,940        411,341       43,435          494,762
                                           -----------    -----------    ---------      -----------
Loss from operations.....................   (1,055,148)    (1,999,083)    (309,784)      (1,349,791)
Other expense............................           --       (605,352)    (131,607)         (37,686)
                                           -----------    -----------    ---------      -----------
Net loss.................................  $(1,055,148)   $(2,604,435)   $(441,391)     $(1,387,477)
                                           ===========    ===========    =========      ===========
Loss per common share -- basic and
  diluted (1)............................  $     (0.24)   $     (0.24)   $   (0.05)     $     (0.11)
                                           ===========    ===========    =========      ===========

---------------

(1) See note 1 to our consolidated financial statements for a determination of the shares used in computing basic and diluted loss per share.

BALANCE SHEET DATA:

                                                               AS OF APRIL 30,        AS OF JULY 31,
                                                          -------------------------   --------------
                                                             1999          2000            2000
                                                          -----------   -----------   --------------
                                                                                       (UNAUDITED)
Current assets..........................................  $   862,452   $   662,738    $18,178,552
Working capital (deficit)...............................     (415,563)   (5,477,117)    11,831,795
Total assets............................................    2,844,537     6,101,642     29,616,825
Long-term liabilities, including minority interest......    1,087,985       681,439        292,074
Total liabilities and minority interest.................    2,366,000     6,821,294      6,638,831
Series A Redeemable Convertible Preferred Stock.........           --            --     19,227,008
Shareholders' equity (deficit)..........................      478,537      (719,652)     3,750,986

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We conduct most of our operations through our subsidiary, Intercontinental Telecom Corporation do Brasil S/C Ltda. Substantially all of our earnings are attributable to this subsidiary's operations.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain line items from our consolidated statement of operations as a percentage of our consolidated net revenues:

                                                                                THREE MONTHS
                                                               YEAR ENDED          ENDED
                                                               APRIL 30,          JULY 31,
                                                              ------------    ----------------
                                                              1999    2000      1999      2000
                                                              ----    ----    --------    ----
                                                                                (UNAUDITED)
Net revenues................................................   100%   100%       100%     100%
Cost of revenues............................................    51     68         32       50
Selling, general and administrative expenses................   161     76        154      107
Depreciation and amortization...............................    20     12         14       33
                                                              ----    ---       ----      ---
Loss from operations........................................  (132)   (56)      (100)     (90)
Other (expense) income......................................    --    (17)       (42)      (3)
                                                              ----    ---       ----      ---
Net loss....................................................  (132)%  (73)%     (142)%    (93)%
                                                              ====    ===       ====      ===

  Three Months Ended July 31, 2000 Compared to the Three Months Ended July 31, 1999.

     NET REVENUES. Net revenues for the three months ended July 31, 2000 increased by $1.2 million, or 380%, to $1.5 million, compared to $0.3 million for the comparable period in 1999. This increase was primarily attributable to improved business conditions in Brazil and acceleration of our network expansion in 2000.

     COST OF REVENUES. Cost of revenues for the three months ended July 31, 2000 increased by $0.7 million to $0.8 million, compared to $0.1 million for the comparable period in 1999. Cost of revenues as a percentage of total revenues increased due to our increased network costs relating to network expansion. As a result, our gross profit for the three months ended July 31, 2000 was lower than in the comparable period in 1999.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the three months ended July 31, 2000 increased by $1.1 million, or 234%, to $1.6 million, as compared to $0.5 million for the comparable period in 1999. The increase was primarily attributable to the addition of personnel and the costs associated with the marketing of our expanded service offerings. Selling, general, and administrative expense as a percentage of net revenues was 107% for the three months ended July 31, 2000, compared to 154% for the comparable period in 1999. This decrease was primarily attributable to faster growth in sales in the current period than the rate of increase in selling, general and administrative expenses. We expect our selling, general and administrative expenses as a percentage of sales to decline in future periods.

     LOSS FROM OPERATIONS. Loss from operations for the three months ended July 31, 2000 increased by $1.0 million, or 336%, to $1.3 million, as compared to $0.3 million for the comparable period in 1999. This increase was primarily attributable to the increase in sales, marketing and depreciation expenses associated with the addition of personnel, the marketing of our expanded services offering and the build-out of our network. Loss from operations as a percentage of net revenues decreased to (90)% for the three months ended
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

July 31, 2000 from (100)% for the comparable period in 1999. This decrease was primarily attributable to a faster growth in net revenues than growth in operating expenses. We believe that this decrease in the period represents a natural progression that we expect to continue as our operations mature.

     OTHER (EXPENSE). Other expense for the three months ended July 31, 2000 decreased by $(0.09) million to $(0.04) million, as compared to $(0.1) million for the comparable period in 1999. Other expense decreased primarily due to interest generated from short-term investments.

     NET LOSS. We had a net loss for the three months ended July 31, 2000 of $1.4 million as compared to a net loss of $0.4 million for the comparable period in 1999.

FISCAL YEAR ENDED APRIL 30, 2000 COMPARED TO THE FISCAL YEAR ENDED APRIL 30,
1999.

     NET REVENUES. Net revenues in the fiscal year ended April 30, 2000 increased by $2.8 million, or 346%, to $3.5 million compared to $0.8 million in the fiscal year ended April 30, 1999. This increase was primarily due to increased sales volume associated with the addition of new clients and the completion of a major customer contract.

     COST OF REVENUES. Cost of revenues in the fiscal year ended April 30, 2000 increased by $2.0 million to $2.4 million compared to $0.4 million in the fiscal year ended April 30, 1999. The cost of revenues as a percentage of net revenues increased from 51% for 1999 to 68% for 2000. This increase was attributable to the implementation costs of a major customer contract during 2000, which resulted in a lower gross margin.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses in the fiscal year ended April 30, 2000 increased by $1.4 million, or 111%, to $2.7 million compared to $1.3 million in the fiscal year ended April 30, 1999. The increase was primarily attributable to the addition of administrative personnel and the build-out of our network in new markets. Selling, general and administrative expense as a percentage of net revenues in the fiscal year ended April 30, 2000 was 76%, compared to 161% in the fiscal year ended April 30, 1999. This decrease was primarily attributable to a faster growth in sales in the fiscal year ended April 30, 2000 than selling, general and administrative expenses in the same period. We expect our selling, general and administrative expenses as a percentage of sales to continue to decline in future periods.

     LOSS FROM OPERATIONS. Loss from operations in the fiscal year ended April 30, 2000 increased by $0.9 million, or 89%, to $2.0 million, as compared to $1.1 million in the fiscal year ended April 30, 1999. This increase was primarily attributable to the increase in operations including network expansion. Loss from operations as a percentage of net revenues in the fiscal year ended April 30, 2000 decreased to (56)% from (132)% in the fiscal year ended April 30, 1999. This decrease was primarily attributable to a faster growth in net sales than growth in operating expenses. We believe that this decrease in the period represents a natural progression that we expect to continue as our operations mature.

     OTHER (EXPENSE). Other expense in the fiscal year ended April 30, 2000 increased by $(0.6) million, to $(0.6) million, as compared to no other expense in the fiscal year ended April 30, 1999. This increase was primarily due to the use of our line of credit during 2000.

     NET LOSS. We had a net loss in the fiscal year ended April 30, 2000 of $2.6 million as compared to a net loss of $1.1 million in the fiscal year ended April 30, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have used our cash to develop our infrastructure and expand our operations. During the fiscal year ended April 30, 1999 and the fiscal year ended April 30, 2000, we principally used cash flow from operations and debt financing to satisfy our working capital requirements. We expect to continue to make significant capital expenditures in the future in connection with the development of our network and the further expansion of our operations. We believe that earlier equity capital financings, including the net proceeds from the issuance of the Series A Redeemable Convertible Preferred Stock in May 2000, together with potential vendor financing agreements will be sufficient to fund our capital expenditures and operating

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

losses at least through the next twelve months. We are currently evaluating vendor financing proposals from several vendors of communications equipment including Nortel Networks, Cisco Systems, Alcatel, Ericsson and Siemens.

     At April 30, 2000, we had a working capital deficit of $5.5 million compared to a deficit $0.4 million at April 30, 1999. This decrease in working capital was primarily attributable to the increase in our line of credit. At July 31, 2000, we had working capital of $11.8 million. This increase from April 30, 2000 was primarily attributable to the increase in cash and short-term investments from the net proceeds of the issuance of Series A Redeemable Convertible Preferred Stock.

     NET CASH USED IN OPERATING ACTIVITIES. Net cash provided by operating activities in the fiscal year ended April 30, 2000 was $0.9 million as compared to $1.7 million in cash used in operating activities during the comparable period in the fiscal year ended April 30, 1999. The increase resulted primarily from the increase in trade accounts payable and accrued expenses. Net cash used in operating activities during the three months ended July 31, 2000 was $4.4 million as compared to $1.5 million during the comparable period in 1999. This increase resulted primarily from an increase in trade accounts payable and accrued expenses, related party, and a deposit made to an equipment broker for purposes of securing equipment from major vendors.

     NET CASH USED IN INVESTING ACTIVITIES. Net cash used in investing activities was $3.7 million in the fiscal year ended April 30, 2000 as compared to $0.3 million in the fiscal year ended April 30, 1999. The investment activities in the fiscal year ended April 30, 2000 were primarily related to purchases of property and equipment for the expansion of our broadband network. Net cash used in investing activities was $3.6 million during the three months ended July 31, 2000 as compared to $0.07 million during the comparable period in 1999. This increase is primarily due to purchases of property and equipment for the build-out of our network, the acquisition of solutions software and investment in short term notes receivable, related party. We also invested approximately $3.2 million with a related party and in return received two senior short-term notes aggregating that amount. Both notes bear interest at an annual rate of 8% and have 90-day maturity dates.

     NET CASH PROVIDED FOR FINANCING ACTIVITIES. Net cash provided from financing activities was $2.9 million for the fiscal year ended April 30, 2000 as compared to $1.7 million provided by financing activities for the fiscal year ended April 30, 1999. The increase was primarily attributable to borrowings on the Microtec line of credit of $2.0 million and proceeds from a $0.6 million promissory note to Millenium Investment Capital Corp. Net cash provided from financing activities was $19.3 million during the three months ended July 31, 2000 as compared to $1.4 million provided by financing activities during the comparable period in 1999. The increase resulted primarily from the private placement of 4,914,005 shares of Series A Redeemable Convertible Preferred Stock to Capital Communications CDPQ Inc., or Capcom, for net proceeds of $19.3 million. For a description of the terms of the Series A Redeemable Convertible Preferred Stock, see "Description of Securities -- Preferred Stock."

     As of July 31, 2000, we have a line of credit in the amount of $2.8 million with Microtec. The credit line bears interest of 12% annually. As of April 30, 2000 and July 31, 2000, there was $2,274,484 and $2,363,494, respectively, of outstanding borrowings under this facility.

     During the fiscal year ended April 30, 2000, we entered into a promissory note with a third party, Millenium Investment Capital Corp. Under the note, we received proceeds of $600,000, payable upon demand. This note accrued interest at an annual rate of 10% to be paid on a biannual basis, until the note was to become due. During April 2000, in conjunction with the sale of Series A Redeemable Convertible Preferred Stock the balance of the note of $600,000, was converted into 147,420 common shares and accrued interest related to the note was forgiven.

     On April 30, 1999, we entered into a vendor financing agreement with Microtec, for the principal amount of $1.9 million. The borrowings under this agreement bear interest at an annual rate of 12% payable monthly in 18 consecutive monthly interest and principal payments starting on March 31, 2000. As of July 31, 2000, the outstanding balance under this arrangement was $1,768,221. We have obtained a letter from Vitech waiving Microtec's rights to demand immediate payment of the entire outstanding balance in the event of default related to non-payment.

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

     In February 2000, we entered into a capital lease with Microtec for $0.5 million for the purchase of equipment. The capital lease has a term of 36 months and requires a monthly payment of $.02 million.

     On June 30, 2000 and July 31, 2000, we received two senior short-term notes from Vitech for approximately $1.8 million each. Both notes bear interest at an annual rate of 8% and principal plus interest are due on the maturity dates of September 30, 2000 and October 30, 2000, respectively. The note due on September 30, 2000 has been paid.

INCOME TAXES

     We are subject to federal, state and foreign income taxes but we have incurred no liability for such taxes in fiscal years 1999 or 2000 due to net operating losses incurred. Under certain circumstances, these net operating losses could be used to offset future taxable income. Our net deferred tax assets, which result primarily from the future benefit of these net operating losses, are fully offset by a valuation allowance for the same amount because of the uncertainty surrounding the future realization of these net operating loss carryforwards. Certain tax benefits could expire prior to the time we generate taxable income.

NET OPERATING LOSS CARRYFORWARDS

     At April 30, 2000 we have net tax operating loss carryforwards of approximately $1.2 million for U.S. income tax purposes and approximately $2.2 million for foreign income tax purposes. These carryforwards are available to offset future taxable income, if any, and expire for U.S. income tax purposes in the years 2019 through 2020. The foreign net operating loss carryforwards related to Brazil of $2.2 million do not expire.

     If a change of ownership occurs, utilization of U.S. net operating losses may be limited under the Internal Revenue Code.

IMPACT OF INFLATION ON RESULTS OF OPERATIONS, LIABILITIES AND ASSETS

     For many years prior to July 1994, the Brazilian economy was characterized by high rates of inflation and devaluation of the Real against the U.S. Dollar and other currencies. However, since the implementation in July 1994 of the Brazilian government's latest stabilization plan, the "Real Plan", inflation, has been significantly reduced. We have no assurance that the Real Plan or other current government policies will continue to be effective at reducing inflation. Inflation affects us by increasing the cost of goods and services we use in the operation of our business and by increasing our financing costs. The reaction of the Brazilian government to economic uncertainties such as rising inflation could lead to adverse conditions for our business.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the Securities and Exchange Commission, or the SEC, issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements". SAB 101 explains how the SEC staff applies by analogy the existing rules on revenue recognition to other transactions not covered by such rules. The four criteria that must be met to recognize revenue are:

     - persuasive evidence of an arrangement exists;

     - delivery has occurred or services have been rendered;

     - the price is fixed or determinable; and

     - collectibility is reasonably assured.

     In June 2000, the SEC issued SAB 101B. SAB 101B delays the effective date of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999 (fourth quarter of fiscal year 2001 for us). We do not believe the adoption of SAB 101 will have a material impact on our results of operations. However, we understand the SEC staff will issue additional guidance in the form of a Frequently Asked Questions document, at which time we will reevaluate the impact of SAB 101.
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

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25. We are required to adopt this interpretation as of July 1, 2000. This interpretation requires, among other things, that stock options that have been modified to reduce the exercise price be accounted for as variable. We have not repriced stock options since inception and, as a result, we currently do not expect the impact of the adoption of this interpretation to be significant.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

FOREIGN CURRENCY RISK AND HEDGING ACTIVITIES

     Although our consolidated financial statements are presented in U.S. Dollars in accordance with U.S. generally accepted accounting principles, our transactions are consummated in both the Real and the U.S. Dollar. Inflation and fluctuations in exchange rates have had, and may continue to have, an effect on our results of operations and financial condition. Currently, we are not engaged in any hedging activities. We are, however, analyzing our exposure to currency risks and developing a plan to use hedging activities to offset currency risks as deemed appropriate. Any significant devaluation of the Real relative to the U.S. Dollar, such as the devaluation that occurred in the first quarter of 1999, would have a material adverse effect on our operating results.

FOREIGN CURRENCY TRANSLATION

     Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles and are stated in U.S. Dollars. The assets and liabilities of our subsidiaries were translated into U.S. Dollars at exchange rates in effect at the balance sheet date for monetary items and at historical rates for non-monetary items. Revenue and expense accounts are translated at the average exchange rate in effect during each month, except for those accounts that relate to non-monetary assets and liabilities that are translated at historical rates.

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

                                    BUSINESS

BUSINESS OVERVIEW

     We provide advanced broadband communications services and software application services in Brazil. Our target customers are multinational corporations, government entities and small and medium-size businesses with growing and diverse communications and business automation needs. We deliver broadband communications services over our high-speed, high-capacity network using fixed wireless access technology and leased fiber optic cable. Our software application services offer business process improvements, database management programs and electronic commerce services to our customers. We market our services under the brand iB2B.

     We offer an integrated package of communications services that we have organized across two business platforms: network services and software application services. Our network services include:

     - Basic Broadband Connectivity -- We connect our customers to our network through last-mile wireless access and leased fiber optic cable;

     - Virtual Private Networks, or VPNs -- We construct private networks that allow a customer to communicate securely among its multiple locations over the Internet. This service is sometimes referred to as an Intranet service. We also build Extranets, which are VPNs, that allow third party access to a customer's data;

     - Web Hosting -- We place a customer's Website on our Internet Web servers using the customer's registered domain name; and

     - Voice-over-Internet Protocol -- We offer the transmission of voice over an internetworking standard that enables communication across the Internet. We provide this service to our business and government customers through the installation of VPNs since Brazilian communications regulation only allows this service to be provided through private networks.

     Our software application services include Web-based and client/server based software solutions tailored to the customer's business automation needs. We currently offer vertical software solutions directed at specific industries and applications, including:

     - Healthcare -- The components of this solution include customer invoicing, purchasing, insurance claim management and patient enrollment;

     - Government Administration -- The components of this solution include taxation tracking, budget and financial management, human resource management and fleet control; and

     - Education and Distance Learning -- This solution is comprised of three core applications: school census and enrollment planning; school management; and distance learning.

     Our software application services are designed to take advantage of broadband communications technology to improve the administrative and business processes of our customers. These services, which require minimal customization, help customers manage the flow of data among departments and customer locations as well as with their clients. Most of our current customers have software application services installed in a client/server configuration. However, most of our software application services are designed to be delivered in conjunction with our network services using an Application Service Provider, or ASP, business model. An ASP business model involves the delivery of software over a network, such as the Internet, rather than its installation at a customer location.

     Our nationwide broadband, high-speed Internet-Protocol network serves the largest metropolitan areas in Brazil and extends over 11,000 kilometers. Our national network currently consists of fifteen operational Points-of-Presence, or POPs, two network operations centers, or NOCs, and local access nodes. This network links the Brazilian cities of Belo Horizonte, Blumenau, Curitiba, Florianopolis, Goiania, Ilheus, Joinvile, Natal, Porto Alegre, Recife, Ribeirao Preto, Salvador, Santos, and Sao Paulo, and includes an international

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

connection to the United States in Miami, Florida. We are expanding our networks to consist of thirty-two operational POPs within Brazil. We expect that this expansion will be completed by the end of 2001.

     We have obtained national communications specialized service licenses as well as regional and national pre-qualification grants to use point-to-point radio routes at frequencies ranging from 1.5 GHz to 38 GHz, and point-to-multipoint routes at 3.5 GHz and 10.5 GHz in Brazil. We are designing and operating local fixed wireless broadband access networks throughout Brazil and have connected a total of 106 customer buildings throughout 14 Brazilian cities as of August 31, 2000.

INDUSTRY OVERVIEW

     Liberalization of the global communications industry and technological change has resulted in an increasingly data-intensive business environment. In Brazil, regulatory, technological, marketing and competitive trends have led to an increased demand for bandwidth-intensive software applications among the growing business community. We believe there is significant unmet demand for these advanced communications services, including:

     - reliable, high capacity broadband communications networks;

     - dedicated Internet and data access;

     - webhosting services;

     - private local and wide area networks; and

     - software application services tailored to the customer's data and communications needs.

     We believe that demand for complex data, Internet, voice and video communications services and solutions will continue to increase. We believe our high-speed data network utilizing last-mile wireless connectivity provides the transmission capacity and flexibility to meet that demand. In Brazil, some communications carriers continue to use older technologies and offer connectivity and service over the existing copper wire infrastructure that was designed primarily for voice services. The use of this low capacity infrastructure has limited the ability of these communications providers to address the increased bandwidth demands of businesses.

     The recent growth in the Brazilian communications industry, particularly in broadband communications services, has been shaped by a number of underlying trends that we believe will continue. These include:

     MARKET LIBERALIZATION. Privatization and the related breakup of the Brazilian communications monopoly have resulted in increased competition for substantially all communications products and services. The Brazilian government continues to demonstrate a pro-competition approach to the market. In addition, Brazil is a signatory to the World Trade Organization Agreement on Basic Telecommunications Services, which mandates liberalization. Competition has facilitated the development and availability of more advanced communications services to the Brazilian business market at generally reduced prices, which has in turn increased demand.

     GLOBALIZATION OF CORPORATIONS. As corporations in more developed markets expand into Brazil, and as domestic business markets continue to grow, we believe that the demand for private network services, Internet access, tailored software application services, broadband connectivity and increased capacity between and within the major cities in Brazil will continue to grow.

     INCREASED DEVELOPMENT OF TECHNOLOGICALLY ADVANCED COMMUNICATIONS INFRASTRUCTURE. Historically, Brazil has depended upon the capacity constrained and poor quality communications infrastructure of the incumbent operators. As a result, business customers have been slower to adopt data intensive applications than similar customers in more developed markets. We believe the demand for broadband services will increase as the communications infrastructure improves and the use of data intensive applications becomes more feasible and economical in Brazil.

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

     INCREASED USE OF THE INTERNET IN BRAZIL. The Brazilian market has lagged behind the United States market in using Internet-related services. We believe that as Internet use increases in Brazil, corporations will accelerate their adoption of new technologies and applications, thereby increasing demand for broadband services and software application services.

OUR MARKET OPPORTUNITY

     Brazil is the largest country in Latin America with an estimated population of approximately 171 million at December 1999. Sao Paulo, its largest city, has a population of approximately 17 million. For the first half of the year 2000, Brazil's GDP increased approximately 3.8% over the first half of 1999.

     We believe that a substantial business opportunity exists for us in Brazil as a result of the following factors:

     LARGE, GROWING AND UNDERSERVED COMMUNICATIONS MARKET LACKING AN ADEQUATE COMMUNICATIONS INFRASTRUCTURE. Businesses and government agencies in Brazil traditionally have had a limited technology infrastructure from which to grow their information management and communications capabilities. Business and government customers now seek a single-source solution for their integrated business information and process automation requirements.

     Until recently, the communications infrastructure in Brazil could not provide customers with reliable and cost-effective broadband connectivity. We believe the Brazilian communications infrastructure and service providers do not adequately provide the latest technology, availability of immediate Internet access, quality of service and flexibility of operations. Due to the lack of an advanced communications infrastructure, customers traditionally have not had the opportunity to acquire comprehensive Web-centric solutions that create efficiencies in their businesses.

     Brazil represents Latin America's largest and fastest growing Internet market. International Data Corp., or IDC, a leading technology industry research firm, estimates that Brazil accounts for approximately 46% of all Internet users in Latin America and between 60% and 90% of all the e-commerce revenues generated in Latin America. We believe that our rapid and low-cost deployment of wireless broadband communications services and tailored software application services provides us with an opportunity to quickly capture a significant share of the underserved Brazilian market.

     LARGE DEMAND FOR HIGH SPEED DATA COMMUNICATIONS. We believe the continued growth in demand for broadband communications services in Brazil will be influenced by the level of growth of the Brazilian economy, demand from business customers, foreign investment and international trade, and the continued expansion of the Brazilian communications infrastructure. We intend to address this demand in Brazil by offering broadband Internet and communications solutions that we believe will provide significant savings and productivity enhancements to our business and government customers.

     EMERGENCE OF WIRELESS BROADBAND ACCESS TECHNOLOGIES. Our fixed wireless broadband access and leased fiber optic cable network are high-quality alternatives to existing copper, satellite and hybrid fiber-coaxial cable systems. Employing fixed wireless technology allows for success-based capital expenditures, meaning that we do not incur significant capital costs until we identify sufficient customer demand. Moreover, we are able to reach customer buildings in areas where it may not be cost-effective for other providers to lay fiber optic cable.

OUR RELATIONSHIP WITH MICROTEC SISTEMAS INDUSTRIA E COMERCIO S.A.

     We have entered into a joint marketing agreement terminating on November 1, 2005 with one of Brazil's largest computer manufacturers, Microtec, a subsidiary of Vitech America, Inc., a Florida corporation, whose shares are publicly traded on the NASDAQ National Market. Microtec is the exclusive manufacturer of Gateway Computer's products in Brazil, and has over 19 years experience in the information technology market in Brazil. The joint marketing agreement provides us with a significant competitive advantage by giving us access to Microtec's direct marketing system including its sales and support services. This direct marketing system includes approximately 100 commissioned sales employees, 500 commissioned sales agents,
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

15 store locations and 15 telemarketing representatives available to promote and support our broadband communications services and software application services.

     Although the licenses for our network services are held in the name of Microtec, under the joint marketing agreement, Microtec has agreed to transfer the licenses to us. Microtec is in the process of applying to ANATEL for the transfer of the licenses to us. We expect the transfer to be completed by the end of 2000. The agreement also grants us the exclusive right to sell our services to Microtec's customers as long as our services are bundled with its products and equipment at prices agreed to with Microtec. In these engagements and engagements requiring the provision of network services under Microtec's licenses, Microtec bills the customer for our services and also collects from the customer on our behalf.

     Our initial market focus has been to target Microtec's customer base in the largest metropolitan areas of Brazil, including Sao Paulo, Salvador, Ilheus, Florianopolis, Recife, Goiaia, Porto Alegre, Riberao Preto, Belo Horizonte and Curitiba. Microtec has a long history and deep penetration in these markets with sales ranging from high-end workstations to low-end computers. Microtec's sales have traditionally been distributed among corporations, government organizations, and small businesses.

     Our joint marketing agreement with Microtec provides us with access to Microtec's base of over 34,000 existing business and government customers. Through our alliance with Microtec, we also gain further in-depth knowledge of Brazil's business environment, including:

     - access to sales and marketing databases;

     - increased awareness of our brand name, iB2B;

     - introductions to new customer accounts; and

     - relationships with the customers, decision makers and IT managers.

We believe that our relationship with Microtec's sales force provides us with a significant advantage for rapidly capturing market share.

OUR COMPETITIVE ADVANTAGES

     We believe that our competitive advantages, in addition to our relationship with Microtec, include:

     INTEGRATED SOLUTIONS APPROACH. We believe that we distinguish ourselves from our competitors by offering bundled communications services. This offering allows our customers to engage us to provide basic connectivity and positions us to expand our engagement to include more advanced communications and process automation services on a cost-efficient basis. Our customers can depend on us as a single source supplier of network services and software application services.

     RAPIDLY DEPLOYABLE AND SCALABLE NETWORK THAT ALLOWS US TO CAPTURE MARKET SHARE. We have deployed, and continue to expand, a national IP-based broadband communications network in Brazilian business centers using highly reliable wireless access technologies. Our national network routes traffic over high capacity fiber optic cable using ATM technology to provide bandwidth on demand up to 622 Mbps. Our use of fixed wireless technology enables us to connect a customer and provide service usually within seven days of a customer's request for service. Through our operational support system and NOCs, we are able to monitor our network and assure that reliability and bandwidth requirements are consistently met. Our network design allows us to respond quickly to changing customer needs and distributes data rapidly and cost-effectively.

     LOW COST PROVIDER. We believe that our business model provides cost advantages to customers through efficient use of high quality bandwidth. The following factors allow us to be a low cost provider of integrated network and software application services:

     - our marketing, advertising and sales expenses are reduced because of our access to Microtec's established national sales and marketing team;

     - our bundling of network services and software application services to customers reduces the costs associated with dealing with multiple vendors;
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

     - our entire network is based on highly efficient IP-based technology that allows us to avoid amortization and overhead costs associated with a less efficient circuit switched infrastructure; and

     - we employ fixed wireless technology that allows for success-based capital expenditures, meaning that we do not incur significant capital costs until we identify significant customer demand.

OUR SERVICES AND SOLUTIONS

     While many market participants focus largely or exclusively on connectivity, we integrate and offer software application services to our clients over our broadband network. Our services are offered across our two business platforms: network services and software application services.

NETWORK SERVICES

     Our network services include dedicated broadband access and enhanced Internet access.

     DEDICATED BROADBAND ACCESS

     - Broadband Wireless IP Links -- Depending upon public and private frequency availability, we can offer rapidly deployable, high quality wireless connections, at speeds up to 155 megabits per second, or Mbps, and with a reach of up to 25 kilometers per tower. Most of our customers have wireless connections at speeds up to 10 Mbps.

     - Dedicated Links -- We offer dedicated access to the Internet at speeds of 64 kilobits per second, or Kbps, to 2.048 Mbps, with access up to 34 Mbps. Dedicated links offer higher performance than dial-up access at a lower cost than traditional leased line access. These links can be used for local area networks, servers or hosts, and for customers that require constant two-way connectivity to the Internet. We provide complete customer support, including ordering and installation of local loop services, continuous customer service and network monitoring through our NOCs.

     ENHANCED INTERNET ACCESS

     - Virtual Private Networks -- Our network offers business and government entities a cost-effective alternative to wide area networks through virtual private networks, or VPNs. This service provides clients with a private network that is configured within a public network and travels over the public Internet. VPNs also provide transmission of private Internet-Protocol traffic using state-of-the-art security measures on shared network capacity. VPNs are the basis for providing Intranet and Extranet services. Once the VPN is installed, our client's network is monitored 24 hours a day, 7 days a week by a fully redundant NOC. This service is sometimes referred to as an Intranet service. We also build Extranets, which are VPNs, that allow third party access to a customer's data.

     - Web Hosting -- We offer Web-hosting plans that place our customer's Websites on our Web servers. We also offer businesses the opportunity to place servers on our gateway, enabling them to communicate to clients and customers over local POPs in Brazil. Our Web hosting allows customers to obtain a reliable, local Internet presence without the typical capital investment in data center space and high-speed data connections.

     - Voice-over-IP -- We provide a low cost Internet-to-public, PBX-to-public, public-to-public, or telephone voice/fax service communications option. The quality of this service conforms to industry standards and is supported by software located throughout our network. We provide this service to our business and government customers through the installation of VPNs, since Brazilian communications regulation only allows this service to be provided over private networks.

SOFTWARE APPLICATION SERVICES

     We provide enterprise software application services and solutions for a wide range of business needs including health care management, educational institution management, municipal government administra-tion, and student enrollment. Our Internet-enabled software solutions are delivered over a Web-based platform that is connected to our fixed wireless broadband network. This delivery platform allows our customer's data to be available on-demand via the Web, providing them with the ability to make more informed business decisions, deliver consistent training to geographically dispersed locations, and automate business processes.

     We use several software applications to deliver our software application services. We own most of these applications. We license our school management enterprise software package from Microtec. Most of the applications we use require minimal customization for each customer installation. The software packages that we own were either developed in-house by our own team of software developers, or developed by a third party and acquired by us. We have a team of 22 in-house programmers and software developers who assist us in Web-enabling our client/server solutions, integrating licensed software into our own applications and installing and customizing applications at our customer sites.

     We are in the process of Web-enabling our software application services so that we can deliver them to our customers over an Application Service Provider, or ASP, business model. We expect to complete this conversion process by the end of 2000. Web-enabled delivery provides us with several advantages, including:

     - secure and recurring revenue streams through the ASP business model;

     - online maintenance and customer support that is less costly to us than on-site maintenance and customer support; and

     - increased customer bandwidth usages, which generate higher network services revenue.

     Our current key target markets are the following:

     HEALTHCARE. Our healthcare industry application is called iB2B Saude,meaning "health" in Portuguese. In coordination with the Microtec sales force, we market this application to hospitals and clinics throughout Brazil. We offer a scaled-down version of the software package for the smaller, single doctor clinics and a full enterprise-wide software application for large hospitals.

     We are the exclusive owner of the iB2B Saude software package. In our client/server version, we charge an up-front fee based on the number of users plus a monthly maintenance fee. In our Web-enabled package, we charge an all-inclusive, monthly usage fee per seat. Currently, we install and implement the client/server package for all of our new iB2B Saude customers; however, if human resource constraints require it, we may outsource implementation to a third party consulting firm.

     We offer the following service modules within the iB2B Saude package:

    - customer invoicing;                        - report generator;
    - purchasing;                                - bed/occupancy management;
    - accounting;                                - prescription tracking;
    - insurance claim management;                - inventory management; and
    - patient enrollment;                        - patient history smart card interface.

     GOVERNMENT ADMINISTRATION. Our government administration application is called iB2B Cidade, meaning "city" in Portuguese. In response to the need for greater financial controls and process automation, as mandated by recent Brazilian legislation requiring budgetary and spending limits, we offer the iB2B Cidade package for local governments and agencies. Brazil's National Development Bank, or BNDES, has set aside a pool of funds to be awarded to municipalities on a per capita basis for administration automation. We are the exclusive owner of the iB2B Cidade software and one of six companies that has been officially approved to deliver software application services under this recent legislation. We charge for this software based on the number of inhabitants in a given city. Our iB2B Cidade software package provides city managers with the following service modules:

    - taxation tracking;                         - permit processing;
    - budget and financial management;           - complaints and customer service tracking;
    - human resource management;                 - legislation tracking; and
    - public bids, purchasing and materials;     - information, events and municipal
    - asset management;                            communications.
    - fleet control;

     As of August 31, 2000, we had identified 96 municipalities, with a total population of 11 million, that are applying to the BNDES for funding to implement a government administration solution, such as iB2B Cidade. Of those 96 cities, 24 cities had been approved to receive BNDES funding.

     EDUCATION AND DISTANCE LEARNING. Our Education and Distance Learning suite of solutions is comprised of three core applications:

     - school census and enrollment planning;

     - school management; and

     - distance learning.

     The school census and enrollment planning application is targeted toward state governments that manage schools within their jurisdiction. We have developed and own this Web-enabled software application that allows for student enrollment, tracking and budgetary planning. We charge our customers for this application on a per-student-enrolled basis.

     Our school management enterprise software package provides our customers with the ability to manage their public and private school administrations. This package contains modules for managing budgeting, grades, attendance, scheduling and accounting. We license these modules from Microtec, and bill our customers on a per-student basis.

     Our iB2B Distance Learning software application solution is comprised of customizable templates for our business or government customers who wish to distribute consistent training over a geographically dispersed area. We own this Web-enabled module.

OUR NATIONAL NETWORK

     Our nationwide broadband, high-speed Internet-Protocol network serves the largest metropolitan areas in Brazil and extends over 11,000 kilometers. Our national network currently consists of fifteen operational Points-of-Presence, or POPs, two fully redundant network operations centers, or NOCs, and local access nodes, linking Belo Horizonte, Blumenau, Curitiba, Florianopolis, Goiania, Ilheus, Joinvile, Natal, Porto Alegre, Recife, Ribeirao Preto, Salvador, Santos and Sao Paulo, and includes an international connection to the United States in Miami, Florida. We are expanding our networks to consist of thirty-two operational POPs within Brazil. We expect that this expansion will be completed by the end of 2001.

OUR LOCAL WIRELESS BROADBAND ACCESS NETWORKS

FIXED WIRELESS TECHNOLOGY

     We are deploying point-to-point and point-to-multipoint technology to build out our local fixed wireless broadband access networks. Using the point-to-point configuration, we connect each of our customers to our local network through a dedicated two-way radio link that is set up between a pair of narrow-beam antennae. With point-to-multipoint technology, an antenna with a larger beam of typically 45 to 360 degrees communicates with several customer sites simultaneously. Point-to-multipoint technology offers certain cost benefits in reaching buildings with fewer customers. Point-to-multipoint technology also allows us to maximize the use of our network assets, reach more customers in our existing coverage areas and expand the reach of our local networks.

     We use the 2.4 or 5.7 Gigahertz, or GHz, spread spectrum frequencies to connect customers to our access nodes. This frequency range most effectively links customers located 1 to 25 kilometers from an access node, depending on topography, rain, line of sight and other variables. The 2.4 or 5.7 GHz frequency ranges for spread spectrum radios have capacity up to 11Mbps for each link and can be configured to provide from 64 Kbps to 11 Mbps or can be configured in hybrid arrays for higher capacity. We also use other frequencies, from 1.5 to 38 GHz, to interconnect our access node sites. Using this radio technology, our access nodes can be placed at distances up to 25 kilometers from one another. This placement allows for capital efficiency by using fewer access nodes to service a market and to provide coverage to an area with many potential customers.

     Our fixed wireless network provides the following advantages:

     HIGH QUALITY OF SERVICE. Our local wireless networks and leased national fiber optic backbone are fully redundant. We use performance monitoring software that we make available to our customers on the Internet. We employ network management systems at each NOC to assure consistent and reliable performance.

     RAPIDLY DEPLOYABLE. We install a radio at a customer site with line of sight to another antenna installed on one of our access nodes. Unlike copper or fiber-based systems, we do not have to dig trenches or install wires on utility poles in order to connect our customers to our network. As a result, we can usually complete installations and provide service from 24 hours to one week after a customer requests service. Traditional wire line service providers in Brazil usually quote customers installation times ranging from 30 to 180 days.

     DEMAND-BASED CAPITAL EXPENDITURES. The amount and timing of capital expenditures for the build-out of our local networks depends to a large extent upon customer demand. Our costs to install the core network for a new market are usually less than 50% of our total costs to build-out the full network for that market. After an initial investment, we are able to provide service in that market as we connect customer buildings to our local network. Once we have installed the core network elements, customer demand drives our decision of when to purchase and install the equipment necessary to connect a new customer to our network.

     LOWER BUILD-OUT COSTS. We believe that our costs to launch service in a market and to connect each customer are lower than for copper and fiber-based network providers. Unlike these network providers that must install and maintain a significant amount of wire and cable, our fixed wireless technology does not require such capital-intensive installations, except for minimal amounts within customer buildings. As a result, our installation and labor costs are significantly lower and we believe we can reach customer buildings more efficiently.

LOCAL NETWORK BUILD-OUT

     We are currently in various stages of designing, building and operating our local fixed wireless broadband access networks in 32 major urban markets throughout Brazil. We have rapidly built-out our local fixed wireless broadband access networks and launched operations in 15 of the projected 32 markets. We plan to launch operations in the other projected 17 markets by the end of 2001.

     The table below sets forth the 15 major markets in which we operate, the number of customers being served, the number of access nodes built and the number of customer sites connected as of August 31, 2000:

                                            CUSTOMERS
CITY OF OPERATION                          BEING SERVED   ACCESS NODES BUILT   BUILDINGS CONNECTED
-----------------                          ------------   ------------------   -------------------
Belo Horizonte...........................        1                 7                     9
Blumenau.................................        1                 1                     2
Curitiba.................................        1                 3                     8
Florianopolis............................        1                 1                     1
Goiania..................................       23                 4                     5
Ilheus...................................      167                 3                     3
Joinvile.................................        1                 1                     1
Miami....................................        2                 1                     2
Natal....................................        1                 1                     1
Porto Alegre.............................        1                 1                     2
Recife...................................        3                 8                    10
Ribeirao Preto...........................        1                 1                     1
Salvador.................................        8                10                    12
Santos...................................        1                 7                    42
Sao Paulo................................      706                 2                     7
                                               ---                --                   ---
          Total..........................      918                51                   106

NETWORK ARCHITECTURE

     The architecture of our local networks employs equipment at the customer sites that connects to our access nodes located throughout each of our markets. Our access nodes are interconnected to create full redundancy, and are in turn connected to our NOCs. Our NOCs manage communications traffic and route it to the appropriate destinations either within our network or, via gateway nodes, beyond our network.

     Our typical market initially will consist of 3 to 8 access nodes, which are located in high demand areas with good line-of-sight characteristics and which we believe will cover between 50% to 80% of the potential business and government customers that we have identified. Each access node is designed to provide access to an average of 25 customer sites. Our access node antennae are located on radio towers that we either own or lease from third parties.

     Initially, all access nodes are interconnected within a market to form the backbone of a local network, using owned fixed wireless links, which can accommodate data traffic up to 622 Mbps. Access nodes are connected in a configuration with redundancy that is optimized for each market. As demand grows, we increase the capacity of our network backbone by adding additional fixed wireless links or more enabling equipment at each access node. We construct our local fixed wireless broadband access networks using Internet protocol, or IP, and Asynchronous Transfer Mode, or ATM, switching technology. This technology supports multi-protocol networking, including IP, private digital line, frame relay, ATM, voice and video, all in the same network backbone. Our technology gives us the flexibility to rapidly deploy new services on a cost-effective basis without disrupting existing services.

     We connect each customer site to an access node using fixed wireless technology with a service radius range of 1 to 25 kilometers. Each customer building has equipment, which we own, consisting of two major components: an antenna/radio unit, which is installed on the roof of the building or a nearby building, and the indoor customer interface equipment, or customer kit, which is installed within the customer building. We assemble most of our customer kits in-house to ensure a high level of quality, on time delivery and cost effectiveness. Based on our experience to date, we are generally able to connect a customer building to an access node within 24 hours to one week from the time an order is received. This process includes obtaining the building access rights, installing the antenna/radio unit and the customer kit, and establishing the connection through our access nodes to our NOCs.

     Our NOCs are staffed 24 hours a day, seven days a week, 365 days a year and provide us with real-time status and performance information. We have fully redundant national NOCs in Sao Paulo and Salvador. We employ network management systems at each NOC in order to assure consistent and reliable performance.

     We install gateway nodes to act as connection points that send traffic to termination points covered by other service providers. Data routing equipment and switches direct a data packet, private digital network or voice signal from its origin to its correct destination according to its network address or telephone number.

ACCESS NODE SITE ACQUISITION

     Our ability to identify and secure access node sites is critical to our success. Upon entering a new market, we immediately deploy our site acquisition staff, who are knowledgeable about local real estate, zoning, and commercial customs and codes. Our site acquisition team may also contract with a local firm that has experience working in the market.

     Our site acquisition process is customer-demand driven. Our marketing and engineering teams work together to design local network access node topology. As these teams identify sites that meet certain criteria, the site acquisition team performs an analysis of candidates. As preferred sites are identified, the site acquisition team performs due diligence regarding building access rights and proceeds to the signing of a lease.

ACCESS NODE USE AGREEMENTS

     As we build out our networks, we obtain property leases or building access rights from building owners to lease or use a portion of the roof and internal space of the building. We use the roof space to install our radio towers, radios and other equipment and use interior space to house equipment for our access nodes. Our access node site agreements carry at least a three-year term, and often include the lease of office space in the building to house our local offices or local network operations.

FIBER OPTIC CABLE AGREEMENTS

     We recently have entered into fiber optic cable lease agreements with long distance fiber providers to serve as the backbone of our national networks. We believe the capacity that these lease agreements provide will be sufficient for the foreseeable future. We currently lease over 11,000 kilometers of fiber optic cable and have the option to lease an additional 7,000 kilometers of fiber optic cable under our agreements.

OUR BUSINESS STRATEGY

     Our objective is to become a leading broadband connectivity and software application services provider to our customers. To do this, we plan to:

     BUILD OUR NETWORK TO OFFER DEDICATED INTERNET ACCESS AND BROADBAND SERVICES. In order to benefit from our Web-centric software application services, our customers must first have access to our network services. Therefore, we believe that our best opportunity to sustain high margin growth in our software applications business is to first have in place a broadband Internet platform that provides access to as many potential customers as possible. We have obtained access to national and international telecommunications operating licenses as well as regional and national grants of use of certain radio frequencies. We intend to obtain additional licenses as they become necessary.

     RAPIDLY BUILD A LARGE CUSTOMER BASE. We are aggressively marketing our network services in order to rapidly build a customer base. We believe that rapid growth in our network services will:

     - lead to opportunities to sell software application services to clients;

     - create valuable economies of scale that spread the fixed costs of our network development over more users; and

     - provide a base of secure, recurring monthly revenues and operating cash flow to fund the build-out of our network.

     EXPAND SERVICES PROVIDED TO EXISTING CUSTOMERS. We attract our customers and exploit our target market by providing clients with network services that create efficiencies in routine business processes. As our client partnership develops, our sales teams promote our software application services as further means to enhance the client's business processes. These Web-centric services increase the customer's use of our bandwidth because we design our software application services to be delivered over our network. This integration of network and software application services strengthens our ties to the customer, provides a barrier to our competitors and increases the value of our contracts.

     SELECTIVELY ACQUIRE OR PARTNER WITH COMPLEMENTARY TECHNOLOGY AND SERVICE PROVIDERS. We believe that, as we grow, we will need to make strategic acquisitions, investments and strategic partnerships to gain access to technology, customers and human resources. Acquisitions of complementary businesses may allow us to be able to offer a broader suite of technology and services to our customers. Geographical expansion also may require us to consider the acquisition of a local competitor.

     EXPAND INTO OTHER MARKETS IN LATIN AMERICA. Our plan is to replicate our business model in other countries in Latin America, subject to available capital and other required resources.

OUR SALES AND MARKETING STRATEGY

     Our sales team is comprised of our internal sales force as well as Microtec's sales force to which we have access through our joint marketing agreement. Our internal sales force is divided into business and government units. Microtec's sales force provides us with access to an established channel for local, state and national IT related industries. We currently rely heavily on Microtec's sales channel in building our customer base.

     We have initially focused the efforts of our internal sales force and Microtec's sales force on accessing corporate management information systems and strategic decision makers. We are positioning ourselves as a high value-added provider of customized vertical software application services. We consider this flexibility to be a strategic advantage that provides early benefits to our customers, and allows us to build a relationship that leads to opportunities to bundle communications and software application services.

     Brand management is a key focus of our marketing and sales strategy. We have launched an advertising campaign to promote our principal brand, iB2B. The campaign includes promotions through billboard advertising, advertising in industry magazines and a direct-mail campaign.

     In the period ended July 31, 2000, six customers accounted for approximately 82% of our total third-party net revenues. In the period ended April 30, 2000, one customer accounted for approximately 91% of our total third party net revenues.

SUPPLIERS AND VENDORS

     We purchase hardware from leading network equipment providers, including Microtec, Cisco and Ericsson, for our POPs and NOCs. In addition, we purchase hardware from other vendors to build spread spectrum radios that we place at the local access nodes and customer sites. Pursuant to our joint marketing agreement with Microtec, we are obliged to consider purchasing products and equipment offered by Microtec.

     We are currently evaluating vendor-financing proposals for a substantial acquisition of equipment for the expansion of our network from several vendors of communications equipment including Nortel Networks, Cisco Systems, Alcatel, Ericsson and Siemens. We may be dependent upon vendor-financing to complete the full build-out of our local networks.

COMPETITION

     Brazil's communications market is dominated by the incumbent carriers, which are former Telebras operating companies, including Embratel and the three local carriers, Telefonica, Brasil Telecom and

Telemar. Telefonica (formerly Telesp) is controlled by Telefonica de Espana S.A. Embratel, which has operated historically as Brazil's long distance carrier, is controlled by a consortium led by MCI-Worldcom. Emerging competitors in the Internet and data services markets include IBM Business Solutions, AT&T Latin America, MetroRed Telecommunications, IMPSAT Fiber Networks and Diveo Broadband Networks. We also compete in the software solutions market with internationally recognized companies providing systems integration services, and proprietary software applications.

     The Brazilian government auctioned off Telebras' local wireline and long distance communications business to three private local carriers and one national and international long distance carrier. Each carrier services a different geographic area. The Brazilian government then sold at auction "mirror" licenses to provide communications services over public switched networks in each of the three areas of Brazil served by the incumbent local carriers and in the national area served by the long distance carrier. A public switched network is a network available to all users and not dedicated to a particular user. The auction of the mirror licenses produced three "mirror" companies, Vesper, Global Village Telecom and Intelig. Each of the mirror companies is able to offer the same fixed switched telephone services as the incumbent carrier serving the same geographic area, but is not subject to universal service requirements as are the incumbent carriers. Although the mirror companies are constructing modern communications networks, they focused initially on competing with the incumbent local carriers by increasing market share in basic telephone services.

     Following the July 1998 deregulation of local and domestic and international long distance services, competition in these service areas increased due to new entrants, including communications carriers that also provide services in other countries. The incumbent communications service providers also have established customer relationships, as well as other capabilities and resources to expand their current service offerings further increasing competition. The existing service providers include local carriers, wireless telephone operators, providers of data services, cable television operators and operators of existing private network infrastructure, such as utilities and railroads.

BRAZILIAN GOVERNMENT REGULATION AND LICENSES

     The Brazil Ministry of Communications, or BMC, and the National Telecommunications Agency, or ANATEL, are the Brazilian communications authorities responsible for the administration and regulation of the communications industry. ANATEL is an independent agency in charge of regulating communications services and performing many of the tasks formerly performed by the BMC. ANATEL has the authority to grant licenses to interested parties by way of concessions, authorizations and permissions, establish requirements and conditions for the provision of each communication service and inspect the provision of such services to guarantee compliance with applicable regulations, while promoting competition and protecting the rights of consumers of such services. Further, ANATEL has the authority to administer the radio frequency spectrum, to control tariffs, to mediate conflicts among service providers, and to apply penalties for any violations of the regulations and licenses, among others.

     SPECIALIZED LIMITED SERVICES LICENSES. The communication services we provide in Brazil fall within the private services system, under the classification of Specialized Limited Services, which are in turn divided into Specialized Circuit Services and Specialized Network Services. Private services licenses are granted through an authorization from ANATEL and formalized by the execution of a license agreement. Microtec was granted two authorizations from ANATEL in March 1999, one for Specialized Network Services and a second for Specialized Circuit Services, both of which are, by law, for indefinite terms. Two license agreements, or Licenses, formalizing the authorizations are in the process of being executed by Microtec and ANATEL. Pursuant to the joint marketing agreement, Microtec agreed to the transfer of the Licenses to us. We are in the process of requesting approval from ANATEL for the transfer of the Licenses. We expect that the transfer will be approved by ANATEL by the end of 2000.

     The Specialized Network Services license authorizes us to provide a wide range of communications services, including Internet, data transmission, virtual private network services, value-added services, video, national and international Internet and data transmission to legal entities but not individuals. The Specialized Circuit Service license permits us to provide point-to-point and point-to-multipoint communications services to final customers by using wireless, wireline local access circuits or any other type of technology available from time to time. The Specialized Network Services license and the Specialized Circuit Service license cover all of Brazil. We may further use the Specialized Circuit Service license to provide to businesses and government entities the communications services authorized under our Specialized Network Service license including local, national and international terminations.

     RADIO FREQUENCY LICENSES. Our use of the radio frequency needed for the provision of our Specialized Limited Services is also subject to a prior grant by ANATEL, by means of a specific license, linked to the terms of the authorizations and the Licenses. We operate under, and have applied for, various point-to-point radio frequency licenses, which are issued for terms of 10 to 20 years, and can be extended once for equal periods. We are pre-qualified and licensed to operate point-to-point radio routes at frequencies ranging from 1.5 GHz to 38 GHz, assigned by ANATEL based on distance between points and the availability of frequency channels. The pre-qualified status assures us the grant of the frequency license, assuming spectrum availability. We were granted licenses during the grant of the initial group of point-to-point radio frequency licenses that took place in September 2000. We will apply for additional point-to-point licenses as needed. In addition to the point-to-point radio frequencies, we have also pre-qualified in 21 major markets for the point-to-multi-point spectrum at frequencies ranging from 3.5 GHz and 10.5 GHz, which allows for evolution to high capacity wireless local loop access and to local multi-point distribution. These frequencies are granted for renewable terms of 10 to 20 years. We have paid for and fulfilled our current obligations with respect to some of our pre-qualified radio frequencies although we have not yet executed the relevant license agreements. We anticipate the execution of the point-to-multi-point radio frequency licenses will take place on or around the fourth quarter of 2000.

EMPLOYEES

     As of August 30, 2000, we employed approximately 122 persons, of which 77 work on our network services business platform, 34 work on our software application services business platform, and 11 are administrative personnel. We believe that our employee relations are excellent.

PROPERTIES

     We sublease our Brazilian headquarters in Sao Paulo from an unrelated third party. We lease our offices in Salvador, Brazil from an unrelated third party. We sublease our corporate offices in Miami, Florida from Vitech America, Inc.

INTELLECTUAL PROPERTY RIGHTS

     We own the registration for the trademarks iB2B, VIPlink, and CyberVision in Brazil, which we use in conjunction with the sale of our services. All other trade names and trademarks used in this prospectus are the property of their respective owners.

LEGAL PROCEEDINGS

     We are not party to any material legal proceedings, and we know of no proceedings contemplated by government authorities to which we are or may become a party.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     We have five members on our Board of Directors. Our directors will hold office until the next annual meeting of shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

     Our officers are elected at the annual meetings of our Board of Directors. All officers hold office until their successors are elected and qualified, or until their earlier death, resignation or removal.

     The following table lists the persons who serve as our directors and executive officers, their ages and their positions:

NAME                                       AGE   POSITION
----                                       ---   --------
Michael E. Lawrence......................  53    Chief Executive Officer
William C. St. Laurent...................  36    Director, President, Secretary and
                                                   Treasurer
Steven A. Edwards........................  33    Chief Financial Officer
Luiz Roberto Veiga De Sa.................  45    Senior Vice President of Sales, Marketing
                                                   and Development
Ricardo Alves Ferreira Silva.............  42    Chief Technology Officer
Georges C. St. Laurent, Jr.(1)...........  64    Chairman of the Board of Directors
Adolphe M. Deslorieux(1)(2)..............  46    Director
Francisco Suarez Warden(1)(2)............  57    Director
James H. Boyle(2)........................  45    Director

---------------

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     MICHAEL E. LAWRENCE has served as our Chief Executive Officer since November 1999. Mr. Lawrence has over thirty years of experience in the international communications industry. From November 1997 to November 1999, Mr. Lawrence served as Director, Network Design and Integration, for Alcatel Telecom, Brazil. From April 1997 to November 1997, Mr. Lawrence served as Kingdom Deployment Director for Lucent Technologies in Saudi Arabia. From February 1995 to April 1997, Mr. Lawrence served as Implementation Director for Lucent Technologies in Brazil and Saudi Arabia. From September 1994 to February 1995, Mr. Lawrence served as Technical Services Director for AT&T NS do Brasil.

     WILLIAM C. ST. LAURENT has served as Director, President, Secretary and Treasurer since April 1998. Mr. St. Laurent has also served as President, Chief Operating Officer and a Director of our affiliate, Vitech America, Inc. since June 1993. Mr. St. Laurent also served as a director of Western Bank of Oregon from January 1989 to January 1996. William C. St. Laurent is the son of Georges
C. St. Laurent, Jr. and the brother of Georges C. St. Laurent, III, one of our principal shareholders.

     STEVEN A. EDWARDS has served as our Chief Financial Officer since February 2000. He is a Certified Public Accountant and worked with Ernst & Young from October 1990 to February 2000, most recently serving as a Senior Manager in the Entrepreneurial Services Group. He has significant experience working with growth-oriented, multinational private and publicly traded companies. His experience includes reporting and filings with the SEC and consulting on the financial and accounting impact of projects for clients in Latin America. He recently spent two years on an overseas assignment in Brazil with Ernst & Young where he performed audits, due diligence procedures, and provided consulting services for multinational clients with operations in Brazil.

     LUIZ ROBERTO DE SA has served as our Senior Vice President of Sales, Marketing and Development since December 1999. He was the founder and President of CyberVision, a leading Web design and interactive net-communications company in Brazil, which we acquired in December 1999. From April 1996 to February

1998, he worked with Moore Brazil, last serving as Chief Operating Officer for the business solutions unit. Prior to that, for five years, he served in a variety of sales positions at Oracle do Brazil, last serving as Sales Director.

     RICARDO ALVES FERREIRA SILVA has served as our Chief Technology Officer since January 2000. He also served as our Chief Information Officer from February 1999 through December 1999. Prior to joining us, Mr. Ferreira worked with our affiliates, Microtec and Vitech America, Inc. from December 1994 through January 1999, last serving as System Integration and Technology Manager. He is an electronics engineer with more than 17 years experience in Brazil in computer systems, local and wide network area technology, fault tolerant data storage systems and TCP/IP protocols. He has held senior technical management positions in network operating systems with Microsoft Windows NT, Novell NetWare, SunSoft Solaris and SCO UNIX. He is a Cisco Certified Network and Design Professional and a certified Microsoft Systems Engineer.

     GEORGES C. ST. LAURENT, JR. has served as our Chairman of the Board of Directors since 1998. Mr. St. Laurent, Jr. is currently a director of P.E. Corp., P.E. Biosystems, Celera and Aames Financial Corp. From 1996 to 1999, Mr. St. Laurent, Jr. served as Chairman of the Board of Directors of Evans Forest Products, Golden, Canada. From 1996 to 1998, Mr. St. Laurent, Jr. also served as Chairman of the Board of Directors of Western Bank, a division of Washington Mutual, Oregon. From 1988 to 1996, Mr. St. Laurent, Jr. served as Chairman of the Board of Directors and Chief Executive Officer of Western Bank. Georges C. St. Laurent, Jr. is the father of William C. St. Laurent and Georges C. St. Laurent, III, one of our principal shareholders.

     ADOLPHE M. DESLORIEUX has served as Director since July 2000. Mr. Deslorieux has served since July 1998 as Managing Director -- Latin America at Telinvest Management Corporation, an investment management company, where he has primary responsibility for investment activities in Latin America. From June 1995 to July 1998, Mr. Deslorieux served as President of Telescape, Inc., a management and telecommunications investment company and independent contractor to Telecom Project Investment Corporation and Telinvest Management Corporation. Mr. Deslorieux has extensive business development, operations and project management experience, gained over an 18 year career with the General Electric Company, Ingersoll-Rand and Browne & Sharpe Manufacturing.

     FRANCISCO SUAREZ WARDEN has served as a Director since February 2000. Mr. Suarez has served as Corporate Director for Grupo Financiero BBVA Bancomer in Mexico since July 2000. Mr. Suarez served as Corporate Director of Human Resources from March 1998 to July 2000, and as Director of Workout from March 1996 to March 1998, at Grupo Financiero BBVA Bancomer. He has over 25 years of senior management experience with U.S. and local companies operating in Latin America, including Mexico and Brazil. Mr. Suarez is a former President of the Mexican Institute of Financial Executives and Vice President of the Board of the National Chapter. Mr. Suarez has served as a Director of our affiliate Vitech America, Inc., since February 2000. He is also a certified public accountant.

     JAMES H. BOYLE has served as a Director since July 2000. Mr. Boyle is President of Boyle Enterprises, Inc., a management and investment consulting company. Since July 1998, Mr. Boyle has provided his services to Capital Communications CDPQ Inc., or Capcom, one of our principal shareholders, through a subcontractor relationship with Telinvest Management Corporation, an investment management company. From January 1998 to June 1998, Mr. Boyle provided investment consulting services to Capcom through a subcontractor relationship with Telecom Project Investment Corporation. From October 1994 to December 1997, Mr. Boyle provided his services to International Telecommunications Investment Limited Partnership, through a subcontractor relationship with Telecom Project Investment Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee administers our stock option plan and makes recommendations to the full Board of Directors concerning compensation, including incentive arrangements, of our officers and key employees. The Audit Committee reviews the engagement of the independent accountants and reviews the independence of the accounting firm. The Audit Committee also reviews the audit and non-audit fees of the independent accountants and the adequacy of our internal accounting controls. Additionally, the Audit Committee reviews any affiliated transactions by us. Independent directors comprise a majority of each of the Compensation Committee and the Audit Committee.

EXECUTIVE COMPENSATION

     The table that appears below sets forth information relating to the total compensation paid by us for the past two fiscal years to our Chief Executive Officer. There are no other executive officers whose total annual salary and bonus exceeded $100,000 per year during either of the last two fiscal years:

                                                 ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                            -----------------------------   ---------------------------------
                                                                                    AWARDS            PAYOUTS
                                                                            -----------------------   -------
                                                                                         SECURITIES
                                                                   OTHER                   UNDER-
                                                                  ANNUAL    RESTRICTED     LYING                ALL OTHER
                                                                  COMPEN-     STOCK       OPTIONS/     LTIP      COMPEN-
NAME AND PRINCIPAL POSITION          YEAR   SALARY      BONUS     SATION     AWARD(S)       SARS      PAYOUTS    SATION
---------------------------          ----   -------    --------   -------   ----------   ----------   -------   ---------
Michael E. Lawrence................  2000   $66,500(1)               --          --       300,000        --         --
  Chief Executive Officer

---------------

(1) Mr. Lawrence joined us in November 1999.

DIRECTOR COMPENSATION

     We intend to pay cash compensation to non-employee members of our Board of Directors in the amount of $10,000 annually. We will reimburse each member of the Board of Directors for reasonable expenses incurred in connection with attending a meeting of the Board of Directors or any committee thereof. In addition, non-employee directors will receive each year for services as a Director options to purchase 10,000 common shares at an exercise price equal to the fair market value at the time of the grant. Options issued to the directors vest on the day of grant. We have historically paid each non-employee director $1,000 per meeting attended. We intend to implement this director compensation program upon completion of this offering.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options that we granted to the executive officer named in the summary compensation table above during the fiscal year ended April 30, 2000.

                                                    INDIVIDUAL GRANTS
                                              -----------------------------
                                                               PERCENT OF
                                               NUMBER OF         TOTAL
                                               SECURITIES       OPTIONS/      EXERCISE                        GRANT
                                               UNDERLYING     SARS GRANTED    OF BASE                         DATE
                                              OPTION/SARS     TO EMPLOYEES     PRICE                         PRESENT
NAME                                           GRANTED(#)    IN FISCAL YEAR    ($/SH)    EXPIRATION DATE     VALUE $
----                                          ------------   --------------   --------   ----------------   ---------
Michael E. Lawrence.........................    150,000            50%         $ .30     October 11, 2004
  Chief Executive Officer                       150,000            50%         $3.00     October 11, 2004

AGGREGATED FISCAL YEAR-END OPTIONS VALUE TABLE

     The table below sets forth certain information pertaining to unexercised stock options held by the named executive officers during the fiscal year ended April 30, 2000. No stock options were exercised by our Chief Executive Officer during the year fiscal year ended April 30, 2000.

                                         SHARES                NUMBER OF OPTIONS HELD AT       VALUE OF IN-THE-MONEY
                                        ACQUIRED                    APRIL 30, 2000           OPTIONS AT APRIL 30, 2000
                                           ON       VALUE     ---------------------------   ---------------------------
NAME                                    EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    --------   --------   -----------   -------------   -----------   -------------
Michael E. Lawrence...................     --         --        123,750        176,250       $290,250       $204,750
  Chief Executive Officer

STOCK OPTION PLAN

     Our 1998 Stock Option Plan provides for the grant of options to purchase up to 4,000,000 common shares to our employees, officers, directors, and consultants. Options may be either incentive stock options within the meaning of
Section 422 of the Internal Revenue Code or non-qualified options. Incentive stock options may be granted only to employees, while non-qualified options may be issued to non-employee directors, consultants, and others, as well as to employees.

     This plan is administered by the Compensation Committee of the Board of Directors, which determines, among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of common shares issuable upon the exercise of each option, and the option exercise price.

     The exercise price of an incentive stock option may not be less than the fair market value per common share on the date the option is granted. The Board of Directors or the Compensation Committee may establish the exercise price of a non-qualified option. The aggregate fair market value of our common shares for which any person may be granted incentive stock options that first become exercisable in any calendar year may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of our stock shall be eligible to receive any incentive stock options under this plan unless the exercise price is at least 110% of the fair market value of the common shares subject to the option, determined on the date of grant. Non-qualified options are not subject to such limitations.

     Incentive stock options may not be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, only the optionee may exercise the option. In the event of termination of employment for cause or voluntary termination of employment by the optionee, the option will expire upon such termination. In the event of termination of employment other than by death or disability, for cause, or voluntary termination by the optionee, the optionee will have no more than thirty days after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by our Board of Directors. Upon termination of employment of an optionee by reason of death or permanent and total disability, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

     Options under this plan must be issued within ten years from June 1, 1998, the effective date of this plan. Incentive stock options granted under this plan cannot be exercised more than ten years from the date of grant. Incentive stock options issued to a 10% shareholder are limited to five-year terms. Options granted under this plan generally provide for the payment of the exercise price in cash and may provide for the payment of the exercise price by delivery to us of common shares already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, if so provided in an optionee's grant, such optionee may be able to tender common shares to purchase additional common shares and may theoretically exercise all of his or her stock options with no additional investment other than the consideration paid for the purchase of such optionee's original shares.

     Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under this plan.

     This plan may be terminated or amended at any time by the Board of Directors, except that the number of common shares reserved for issuance upon the exercise of options granted under this plan may not be increased without the consent of our shareholders.

     As of the date of this prospectus, options for 1,000,000 common shares have been issued pursuant to this plan. These options were issued to our employees and consultants at exercise prices ranging from $0.05 to $3.00 per share.

ADDITIONAL OPTIONS

     In May 1998, we issued ten year options to purchase three million common shares to Georges C. St. Laurent, III, William St. Laurent and Wolf Partners. All of these options are exercisable at $0.30 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     Certain members of our management and certain of our principal shareholders are members of management and are principal shareholders of Vitech America, Inc., a Florida corporation that is publicly traded on the NASDAQ National Market. Vitech owns 100% of Microtec Sistemas Industria e Comercio, S.A., or Microtec. Microtec owns 767,677 of our common shares.

     Georges St. Laurent, III, one of our principal shareholders, is Chairman of the Board of Directors and Chief Executive Officer of Vitech. William C. St. Laurent, one of our directors and principal shareholders, is President, Chief Operating Officer and a Director of Vitech. Georges C. St. Laurent, Jr., our Chairman of the Board of Directors and a principal shareholder, is also a principal shareholder of Vitech.

     Brazilian law requires corporate entities to have a minimum of two shareholders. In order to comply with this legal requirement, 1% of the equity interests of Intercontinental Telecom Corporation do Brasil S/C Ltda. and 51% of the equity interests of ITC Holding Brasil S/C Ltda., a non operating entity, are held in the name of William C. St. Laurent, one of our directors, and 1% of the interests of Viplink Provedora de Accesso a Internet S/C Ltda. is held in the name of Georges St. Laurent, III, one of our principal shareholders. We retain all rights and benefits to these shareholdings.

     During the year ended April 30, 1999, we provided services to Microtec and its affiliates in the amount of $780,000. At April 30, 1999, we also had outstanding obligations to Microtec of $480,952 and $1,883,697 in the form of a line of credit and an equipment financing loan. The total net amount due to Microtec for the period ended April 30, 1999 was approximately $1.6 million.

     During the year ended April 30, 2000, we provided services to Microtec and its affiliates in the amount of $1,080,000. At April 30, 2000, we also had a note receivable from Microtec of $443,980 and had outstanding liabilities under various agreements of $6,402,210. These liabilities include line of credit obligations of $2,274,484, $1,922,854 of accounts payable and accrued expenses including interest payable of $64,435, equipment financing of $1,737,001 and a capital lease of $467,871. The total net amount due Microtec for the period ended April 30, 2000 was $5,958,230.

     In connection with service contracts entered into with third parties, we perform the service and receive the revenues. However, Microtec collects a portion of our revenues and applies them as payment toward the various related accounts payable incurred by Microtec in relation to those revenues. Net amounts earned to be collected by Microtec on our behalf were $0, $2,236,033, and $326,789 for the years ended April 30, 1999 and 2000, and the three months ended July 31, 2000, respectively.

     On July 1, 2000, we entered into an agreement to acquire a software package, known as PMAT Software, from Vitech for $332,042 in cash and 767,677 common shares. The agreement calls for some or all of the common shares to be returned to us in the event we fail to generate certain levels of revenue from sales of the software over a fifteen-month period following the acquisition. Due to the related party nature of this non-cash exchange, the PMAT software was recorded at Vitech's historical cost basis of approximately $5.2 million.

     On June 30, 2000 and July 31, 2000, we received two senior short-term notes from Vitech for approximately $1.8 million each. Both notes bear interest at 8% per annum and principal plus interest have maturity dates of 90 days.

     On July 1, 2000, William St. Laurent transferred 3,000 common shares (valued at $10,500) to some of our Directors.

JOINT MARKETING AGREEMENT

     We have entered into a joint marketing agreement with Microtec. Under the agreement, Microtec agreed to transfer to us the rights to its licenses to provide communications services to businesses and government entities in Brazil. In addition, we agreed to market each other's products and services on a commission basis.

     On March 1, 1999, in consideration for the joint marketing agreement, each shareholder of Vitech, except the founders and principal shareholders of ITC, received one common stock purchase warrant of ITC for each share of Vitech common stock that they held on that date. The warrants are exerciseable at a price per common share of $0.15 and will expire on April 30, 2002. The ITC warrants are non-exerciseable, non-transferable and non-assignable until ITC has an effective registration statement for the warrants under the federal securities laws. The ITC warrants are subject to redemption at the option of ITC, upon 30 day's prior written notice, provided ITC has an effective registration statement for the warrants under the federal securities laws. The ITC warrants are not being registered pursuant to this registration statement.

     Approximately 65% of our net revenue for the fiscal year ended April 30, 2000 was derived from the sales efforts of Microtec personnel pursuant to the joint marketing agreement.

     Approximately 29% of our net revenue for the fiscal year ended April 30, 2000 was received directly from Microtec as a customer.

AFFILIATE COMPANY SALES

     Employees and sales agents of Microtec sell our services and solutions to their customers. Upon a sale, an invoice bearing Microtec's name and logo is presented to the customer. The payment is then delivered by the customer to Microtec. Pursuant to the joint marketing agreement, Microtec then delivers the funds to us, net of commission. Microtec also provides us with customer support and collections assistance.

     Microtec entered into a contract with the state of Bahia that was concluded in April 2000. This project was a Web-centric student enrollment project. We implemented the solution. Microtec installed its own PCs and then sold all the rights of the software to us for approximately $1.5 million. We recognized net revenue of approximately $2.2 million.

     Microtec entered into a contract with the city of Blumenau on our behalf for approximately R$260,000, or approximately $144,000, for the provision of our services.

     Microtec entered into a contract with the city of Jaboatao on our behalf for over R$516,000, or approximately $287,000, for the provision of our services.

AFFILIATE COMPANY PURCHASES

     We purchase computer hardware, software and network equipment from Microtec at fair market value (with the exception of the PMAT software which was recorded at Microtec's historical cost). As of the fiscal years ended April 30, 1999 and 2000 and the quarter ended July 31, 2000, we purchased $1,737,001, $2,649,711 and $5,262,735, respectively.

SERVICES RENDERED TO AFFILIATES AND BY AFFILIATES

     From May 1, 1998 through the date of incorporation, certain administrative and operational activities were conducted for us by Microtec and its affiliates.

     We entered into a Service Agreement on June 29, 1998 with Vitech. Under this agreement, we agreed to provide communication services, integrated projects, consulting, network security, video surveillance monitoring, network installation and maintenance, dedicated circuits, virtual private networks, Internet access for Vitech and its subsidiaries. Under this Agreement, Vitech pays us $90,000 a month for such services which we believe to be the fair market value of such services. Our revenues under this agreement for the years ended April 30, 1999 and 2000, and the quarters ended July 31, 1999 and 2000, amounted to $780,000 and $1,080,000, and $270,000 and $270,000, respectively.

     We have entered into a Telecommunications Link and Internet Service Provider Cost Agreement with Vitech to procure international link and Internet services from Worldcom. Under this Agreement, Vitech agreed to bill us, at fair market value, for all international link and Internet service provider costs incurred by Vitech with third party providers. Our link costs incurred under this agreement for the years ended April 30,

1999 and 2000 and the quarters ended July 31, 1999 and 2000 amounted to approximately $225,000 and $118,000 and $35,000 and $19,000, respectively.

     We license from Microtec our school management enterprise software package. We pay for this license on a per-student basis. No costs have been incurred to date.

     We share certain general and administrative resources with Vitech. We have recorded our allocable share of costs related to these resources. In the opinion of our management, this allocation is reasonable and accurately reflects the cost of these services to us. Our share of costs related to these resources for the years ended April 30, 1999 and 2000 and the three months ended July 31, 1999 and 2000 amounted to $65,549, $152,915 and $25,811, $69,028, respectively.

LEASE PAYMENTS

     Until September 15, 2000, Microtec provided us with office space in Salvador, Bahia, Brazil.

     We sublease our corporate offices in Miami, Florida from Vitech. We pay Vitech $2,500 per month pursuant to this sublease. The sublease commenced on February 1, 2000. The term ends on January 31, 2004. Through July 31, 2000, we have incurred expenses payable to Vitech in the amount of $11,452 pursuant to this sublease.

FINANCINGS

     On April 30, 1999, we entered into a Vendor Financing Agreement with Microtec, whereby we purchased from Microtec certain computer and network related products and Microtec financed such products. The total amount financed as of April 30, 1999 was approximately $1.9 million at a rate of 12% per year on the unpaid balance. The agreement matures on August 31, 2001. We have obtained a letter from Vitech waiving Microtec's rights to demand immediate payment of the entire outstanding balance in the event of default related to non-payment.

     On March 15, 1999, we entered into a Line of Credit Agreement, pursuant to which Microtec agreed to lend us, on an as needed basis, R$5,000,000, or approximately $2,800,000, at a 12% annual interest rate. The loan matures on December 31, 2000, but can be extended upon the agreement of both parties. As of April 30, 2000 and July 31, 2000, we have drawn $2,274,484 and $2,363,494, respectively under this agreement.

     During the fiscal year ended April 30, 2000, we entered into a financing arrangement with Vitech, whereby we will advance funds to Vitech on a request basis. These advances accrue interest at a 10% annual interest rate and principal and interest are due upon demand. We had $797,000 and $36,995 in principal and interest receivable, respectively, at April 30, 2000 under this financing arrangement. During 2000, we also entered into a financing arrangement with Vitech, whereby Vitech will advance funds to us on a request basis. These advances accrue interest at a ten percent annual rate and principal and interest are due upon demand. We had $386,958 and $3,057 in principal and interest payable, respectively at April 30, 2000 related to this financing arrangement. The notes receivable and payable, including the respective accrued interest were netted for financial statement purposes at April 30, 2000. This balance of $443,980 was consolidated with short term notes receivable from Vitech that occurred during the quarter ended July 31, 2000 totalling a balance of $3.6 million.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 607.0850 of the Florida Business Corporation Act, or FBCA, permits, in general, a Florida corporation to indemnify any person who was or is a party to any action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith for a purpose he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as and to the extent required by statute. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

     Our amended and restated articles of incorporation provide, in general, that we shall indemnify, to the fullest extent permitted by law, any and all persons whom it shall have the power to indemnify under that section from and against any and all of the expenses, liabilities or other matters referred to or covered by said section. Our amended and restated articles of incorporation also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or which they may be lawfully granted.

     In accordance with that provision of our amended and restated articles of incorporation, we shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at our request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Prior to the completion of the offering, we intend to enter into indemnification agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated articles of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of ITC regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We are currently in the process of obtaining directors' and officers' liability insurance with $6,000,000 of coverage.

     Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons of ours pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

     The following table shows common share ownership and ownership of Series A Redeemable Convertible Preferred Stock with respect to:

     - each person known to us to be the beneficial owner of more than 5% of any class of our capital stock;

     - each director;

     - our Chief Executive Officer; and

     - all of our directors and named executive officers as a group.

     This table assumes the following:

     - unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Intercontinental Telecommunications Corp., 2190 N.W. 89th Place, Suite 100, Miami, Florida 33172;

     - unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them;

     - a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus; and

     - as of the date of this prospectus there were issued and outstanding 12,461,107 common shares, 4,914,005 Series A Redeemable Convertible Preferred Stock, 4,000,000 common shares issuable upon exercise of stock options and 3,518,810 common shares issuable upon the exercise of warrants.

                                                                          PERCENTAGE BENEFICIALLY OWNED
                                                                     ----------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER              NUMBER OF SHARES   BEFORE THE OFFERING   AFTER THE OFFERING
------------------------------------              ----------------   -------------------   ------------------
Georges C. St. Laurent, Jr......................     2,585,760              10.39%                   %
Georges C. St. Laurent, III(1)..................     5,288,430              21.24%                   %
William C. St. Laurent(1)(2)....................     2,347,497               9.43%                   %
Wolf Partners(1)(2).............................     3,719,658              14.94%                   %
Francisco Suarez Warden.........................         1,000                  *
Capital Communications CDPQ Inc. (4)............     4,915,005                  0%
Michael E. Lawrence(3)..........................       123,750                  *
James H. Boyle(5)...............................                                *
Adolphe M. Deslorieux(5)........................                                *
All directors and named executive officers as a
  group (7 persons)(6)..........................     8,777,665              35.26%

---------------

  * Less than 1%
(1) Includes options to purchase 1,000,000 common shares.
(2) Includes options to purchase 1,000,000 common shares. Wolf Partners is a family Limited Partnership of which William C. St. Laurent is the general partner.
(3) Represents options to purchase common shares.
(4) Represents 4,914,005 shares of Series A Redeemable Convertible Preferred Stock which will automatically convert into an equal number of common shares on the first business day following the effective date of this offering; provided that this offering results in gross proceeds to us of at least $25 million and that the public offering price per common share is at least $8.14. Also includes 1,000 common shares.
(5) Mr. Boyle and Mr. Deslorieux each have a participatory interest in gains generated on Capital Communications CDPQ Inc.'s investment in us.
(6) Includes the common shares held by Wolf Partners.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue 100,000,000 common shares, par value of $0.0001 per share, of which 12,461,107 common shares are outstanding as of the date of this prospectus. The holders of our common shares are entitled to one vote for each common share held of record on all matters submitted to a vote of shareholders. Holders of our common shares are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available after dividends are paid to the holders of Series A Redeemable Convertible Preferred Stock. In the event of a liquidation, dissolution, or winding up of our company, holders of common shares are entitled to share ratably all assets remaining after payment of liabilities and the payments to the holders of Series A Redeemable Convertible Preferred Stock. Holders of our common shares have no preemptive rights and have no rights to convert their common shares into any other securities.

PREFERRED STOCK

     We are authorized to issue up to 20,000,000 shares of preferred stock, par value of $0.0001 per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any additional preferred stock could adversely affect the rights of the holders of our common stock and, therefore, reduce the value of our common stock. The ability of our Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of our company. We have no plans to issue any additional shares of preferred stock.

     On May 31, 2000, we issued 4,914,005 shares of Series A Redeemable Convertible Preferred Stock to Capital Communications CDPQ Inc., or Capcom, a corporation incorporated under the laws of Quebec, Canada, for an aggregate consideration of $20,000,000. If and when our Board of Directors declares dividends, holders of the Series A Redeemable Convertible Preferred Stock is entitled to receive, in preference to the holders of common shares, dividends equal to that paid to a common share. Each share of Series A Redeemable Convertible Preferred Stock is entitled to voting rights equal to the number of common shares into which the Series A Redeemable Convertible Preferred Stock are then convertible, for all matters upon which the holders of common shares are entitled to vote. Each share of Series A Redeemable Convertible Preferred Stock has a redemption price of $4.07 per share, together with unpaid dividends, and redemption is at the option of the holder any time after January 15, 2004. Each share of Series A Redeemable Convertible Preferred Stock will automatically convert into one share of common stock on the first business day following the consummation of this offering; provided that this offering results in gross proceeds to us of at least $25 million and that the public offering price per common share is at least $8.14.

     On May 31, 2000, ITC, Capcom, William St. Laurent, George St. Laurent, Jr., George St. Laurent III and Wolf Partners executed an Investor Rights Agreement, whereby Capcom was granted certain registration rights, rights of first offer, rights of first refusal, tag-along rights. Capcom also has certain anti-dilution rights in the event common shares are issued below $4.07 a share. In addition, for so long as Capcom owns at least 5% of the Company's outstanding capital stock, the Board of Directors of the Company shall consist of no more than seven members and Capcom shall have the right to designate two members to the Company's Board of Directors.

WARRANTS

     In connection with this offering and the provision by Josephthal & Co. Inc. of advisory services, on August 17, 2000 we have agreed to issue to Josephthal & Co. Inc. warrants to purchase up to 100,000 common shares. The nominal consideration to be paid by Josephthal & Co. Inc. for the warrants is $100 ($.001 per share). The warrants are exercisable for a period of five years commencing August 17, 2000 at an exercise price per share equal to $
(120% of the public offering price). The warrants grant to Josephthal &

Co. Inc., with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the warrants, one demand registration right during the exercise period, as well as piggyback registration rights during the exercise period. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and number of shares issuable on exercise of the warrants, upon the occurrence of some events, including stock dividends, stock splits, and recapitalizations. The holder of the warrants has no voting, dividend, or other rights as a shareholder with respect to common shares underlying the warrants, unless the warrants shall have been exercised.

     On March 1, 1999, in consideration for the joint marketing agreement, each shareholder of Vitech, except the founders and principal shareholders of ITC, received one common stock purchase warrant of ITC for each share of Vitech common stock that they held on that date for an aggregate of 3,518,810 warrants. The warrants are exerciseable at a price per common share of $0.15 and will expire on April 30, 2002. The ITC warrants are non-exerciseable, non-transferable and non-assignable until ITC has an effective registration statement under the federal securities laws. The ITC warrants are subject to redemption at the option of ITC, upon 30 day's prior written notice, provided ITC has an effective registration statement for the warrants under the federal securities laws. The ITC warrants are not being registered pursuant to this registration statement.

NASDAQ NATIONAL MARKET

     We have applied to list our common shares for trading on the Nasdaq National Market under the symbol "ITCN".

ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW

     We are subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions.

     The FBCA prohibits the voting of shares in a publicly held Florida corporation that are acquired in a "control share acquisition" unless the Board of Directors approves the control share acquisition or the holders of a majority of the corporation's voting shares approve the granting of voting rights to the acquiring party. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote in the election of directors within any of the following ranges of voting power:

     - 1/5 or more but less than 1/3;

     - 1/3 or more but less than a majority;

     - a majority or more; or

     - There are some exceptions to the "control share acquisition" rules.

     The FBCA also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless:

     - the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;

     - the corporation has not had more than 300 stockholders of record during the past three years;

     - the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years;

     - the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors);

     - consideration is paid to the holders of the corporation's shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation's shares in the last two years or the fair market value of the shares, and other specified conditions are met; or

     - the transaction is approved by the holders of two-thirds of the company's voting shares other than those owned by the interested shareholder.

     An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a company's outstanding voting shares. The FBCA defines "beneficial ownership" in more detail.

TRANSFER AND WARRANT AGENT

     The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, our common shares have not been traded publicly, and no prediction can be made as to the effect, if any, that future market sales of common shares or the availability of common shares for sale will have on the market price of the common shares prevailing from time to time. Nevertheless, sales of substantial amounts of common shares in the public market, or the perception that sales could occur, could cause the market price of the common shares to decline and could impair our future ability to raise capital through the sale of our equity securities.

SHARES OUTSTANDING AND FREELY TRADABLE IMMEDIATELY FOLLOWING THIS OFFERING

     After this offering, we will have an aggregate of                common
shares outstanding. Of the common shares outstanding immediately after the
offering,                common shares, will be freely tradable without
restriction or further registration under the Securities Act, except that any common shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, in this offering or in the public market may only be sold in compliance with the volume and manner of sale limitations of Rule 144 described below.

SHARES SUBJECT TO RULE 144

     12,461,107 common shares held by existing shareholders will be deemed restricted securities as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) promulgated under the Securities Act. These rules are summarized below.

     Subject to the lock-up agreements described below and the provisions of Rules 144 and 144(k), additional common shares will be eligible for sale in the public market as follows:

NUMBER OF SHARES   DATE
----------------   ----
                   As of the date of this prospectus all of these common shares will be subject to the volume and manner of sale limitations of Rule 144; and

                   6 months after the date of this prospectus all of these common shares will be subject to the volume and manner of sale limitations of Rule 144.

     In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

     - one percent of the then outstanding common shares, which will equal
       approximately                common shares immediately after this
       offering; or

     - the average weekly trading volume in the common shares during the four calendar weeks preceding the date on which notice of that sale is filed with the SEC, subject to restrictions.

     In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell those common shares under Rule 144(k) without regard to the requirements described above. To the extent that shares are acquired from an affiliate of ours, the acquiring person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

     Our executive officers, directors and holders of more than 5% of our common shares or securities exercisable or exchangeable for or convertible into shares of common stock have agreed not to offer to sell, sell, transfer, hypothecate or otherwise encumber any securities held by them under Rule 144 or otherwise for a period of not more than 6 months following the consummation of this offering without the prior written consent of Josephthal & Co. Inc.

     Upon closing of this offering, we will have options outstanding to purchase a total of 4,000,000 common shares, of which 3,441,242 are currently exercisable. The outstanding options have a weighted average exercise price of $0.37 per share.

     We intend to file a registration statement on Form S-8 under the Securities Act to register common shares reserved for issuance under our 1998 Stock Option Plan, permitting the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act.

     Upon the closing of the offering, 100,000 shares will be issuable upon the exercise of outstanding warrants.

REGISTRATION RIGHTS

     The holders of Series A Redeemable Convertible Preferred Stock have certain demand and piggyback registration rights.

     Millennium Investment Capital Corp. has certain registration rights with respect to the 147,420 common shares issued to them on April 26, 2000.

     Certain holders of options and/or warrants to purchase common shares have registration rights.

                                  UNDERWRITING

     The underwriters named below, acting through Josephthal & Co. Inc. and as their representatives, have severally agreed, subject to the terms and conditions of the underwriting agreement, to purchase common shares from us in the amounts set forth opposite their respective names below:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Josephthal & Co. Inc........................................
          Total.............................................
                                                                 ---------

     The common shares are being sold on a firm commitment basis. The underwriting agreement provides, however, that the obligations of the several underwriters are subject to conditions precedent. These conditions include that:

     - the representations and warranties we made to the underwriters are true;

     - there is no material change in the financial markets; and

     - we deliver customary closing documents to the underwriters.

     The Underwriters are committed to purchase all of the common shares offered hereby if any are purchased.

     The representatives have advised that the underwriters propose initially to offer the common shares to the public at the public offering set forth on the cover page of this prospectus and to dealers at that price less concessions of
not in excess of $          per common share, of which amount a sum in excess of
$          per share may in turn be allowed by those dealers to other dealers.
After the common shares are released for sale to the public, the representatives may change the offering price and the concessions.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by ITC. These amounts are shown assuming both no exercise and full exercise of the underwriters of their over-allotment option.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................
          Total.............................................

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make. We have agreed to pay Josephthal & Co. Inc. a non-accountable expense allowance equal to 1.5% of the gross proceeds of this offering, none of which has been paid to date.

     We have granted the underwriters an option to exercise during the 45-day period after the date of this prospectus to purchase from us, at the public offering price less underwriting discounts and the expense allowance, up to an
additional                common shares for the sole purpose of covering over-
allotments, if any. To the extent the underwriters exercise this option, each underwriter will have a firm commitment, subject to certain conditions, to purchase a number of the additional common shares proportionate to such underwriter's initial commitment.

     In connection with this offering and in exchange for advisory services, we have agreed to sell to Josephthal, for nominal consideration, warrants to purchase from us 100,000 common shares. The warrants are initially exercisable at an exercise price of 120% of the initial public offering price per common share for a period of five years from August 17, 2000. The warrants contain provisions providing for the adjustment of the exercise price and the number and type of common shares issuable upon exercise of the warrants upon the occurrence of certain events. The warrants grant to the holders thereof certain demand and "piggyback" registration rights under the Securities Act for the common shares issuable upon the exercise thereof.

     Our executive officers, directors and holders of more than five percent of our common shares or securities exercisable or exchangeable for or convertible into shares of common stock have agreed not to offer to sell, sell, transfer, hypothecate or otherwise encumber any securities held by them under Rule 144 or otherwise for a period of not more than six months following the consummation of this offering without the prior written consent of Josephthal.

     The foregoing is a summary of the principal terms of the underwriting agreement and does not purport to be complete. Reference is made to the copy of the underwriting agreement filed as an Exhibit to the registration statement of which this prospectus forms a part.

     Prior to this offering, there has been no public market for the common shares, and there can be no assurance that one will develop after consummation of this offering or, if developed, that it will be sustained. The initial public offering price for the common shares was determined by negotiation between us and the representatives and should not be considered indicative of the actual value of the common shares. Factors considered in determining the public offering price, in addition to the prevailing market conditions, include the history of and prospects for the industry in which we compete, an assessment of our management, our past and present operations, our prospects, our capital structure, and such other factors as were deemed relevant.

     Until the distribution of the common shares is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase common shares. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of our common shares. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common shares.

     The underwriters may create a short position in the common shares in connection with the offering, which means that they may sell more common shares than are presented on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing our common shares in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described in this prospectus.

     The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase our common shares in the open market to reduce the underwriters' short position or to stabilize the price of the common shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those common shares as part of the offering.

     In general, purchasers of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might be in the absence of these purchases. The imposition of a penalty bid could have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

     Neither we nor any of the underwriters make any representation or prediction concerning the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that any such transaction, once commenced, will not be disconnected without notice.

     The underwriters have informed us that sales to any account over which the
underwriters exercise discretionary authority will not exceed      % of this
offering.

                                 LEGAL MATTERS

     Baker & McKenzie, Miami, Florida, will pass upon the validity of the issuance of the common shares that we are offering by this prospectus. Clifford Chance Rogers & Wells LLP, New York, New York will pass upon certain legal matters for the underwriters.

                                    EXPERTS

     Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements and schedule at April 30, 1999 and 2000, and for each of the two years in the period ended April 30, 2000, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     Although we are a corporation organized under the laws of the State of Florida, our principal operations are in and substantially all of our assets are located in Brazil. As a result, investors in our common shares may not be able to enforce against us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to enforceability in original actions in courts of Brazil of liabilities predicated solely on U.S. federal securities laws and as to the enforceability in the courts of Brazil of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the SEC for this offering, and this prospectus is part of that registration statement. For further information on us, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

     We file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on accessing these documents and on the public reference rooms. You may read and copy this information at the following SEC locations:

Public Reference Room        New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.       7 World Trade Center         Citicorp Center
Room 1024                    Suite 1300                   500 West Madison Street
Washington, D.C. 20549       New York, New York 10048     Suite 1400
                                                          Chicago, Illinois
                                                          60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide Website that contains reports, proxy statements and other information about issuers, including ITC, which file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about ITC at the offices of the Nasdaq Stock Market, 20 Broad Street, New York, New York 10005.

     The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Certified Public
  Accountants...............................................   F-2
Consolidated Balance Sheets at April 30, 1999 and 2000 and
  July 31, 2000 (Unaudited).................................   F-3
Consolidated Statements of Operations for the Years Ended
  April 30, 1999 and April 30, 2000 and for the Three Months
  Ended July 31, 1999 (Unaudited) and 2000 (Unaudited)......   F-4
Consolidated Statement of Changes in Redeemable Convertible
  Stock and Common Shareholders' Equity (Deficit) for the
  Years Ended April 30, 1999 and April 30, 2000 and for the
  three months ended July 31, 2000 (Unaudited)..............   F-5
Consolidated Statements of Cash Flows for the Year Ended
  April 30, 1999 and April 30, 2000 and for the Three Months
  Ended July 31, 1999 (Unaudited) and 2000 (Unaudited)......   F-6
Notes to Consolidated Financial Statements..................   F-7

The following consolidated financial statement schedule of
  Intercontinental Telecommunications Corp. is included
  in Item 16(b):
Schedule II Valuation and Qualifying Accounts...............   S-1

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Intercontinental Telecommunications Corp.

     We have audited the accompanying consolidated balance sheets of Intercontinental Telecommunications Corp. as of April 30, 1999 and 2000 and the related consolidated statements of operations, changes in redeemable convertible preferred stock and common shareholders' equity (deficit) and cash flows for each of the two years in the period ended April 30, 2000. Our audits also included the financial statement schedule listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intercontinental Telecommunications Corp. at April 30, 1999 and 2000, and the consolidated results of its operations and its cash flows for each of the two years in the period ended April 30, 2000 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

September 27, 2000

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                     PRO FORMA
                                                                                                   STOCKHOLDERS'
                                                              APRIL 30,                              EQUITY AT
                                                      --------------------------                   JULY 31, 2000
                                                         1999           2000       JULY 31, 2000     (NOTE 7)
                                                      -----------    -----------   -------------   -------------
                                                                                    (UNAUDITED)     (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents.........................  $    63,695    $   128,124    $11,394,157
  Short term notes receivable from related party,
    net.............................................           --        443,980      3,620,200
  Deposit...........................................           --             --      1,775,000
  Trade accounts receivable, net of allowance for
    doubtful accounts of $--, $115,571 and $137,105,
    respectively....................................       15,483         41,761        596,738
  Accounts receivable, related party................      780,000             --        611,202
  Other current assets..............................        3,274         48,873        181,255
                                                      -----------    -----------    -----------
         Total current assets.......................      862,452        662,738     18,178,552
Property and equipment, net.........................    1,982,085      5,097,672     10,084,793
Identifiable intangible assets, net of accumulated
  amortization of $31,443, and $55,025,
  respectively......................................           --        333,838        310,256
Goodwill, net of accumulated amortization of
  $45,697...........................................           --             --      1,043,224
Other assets........................................           --          7,394             --
                                                      -----------    -----------    -----------
         Total assets...............................  $ 2,844,537    $ 6,101,642    $29,616,825
                                                      ===========    ===========    ===========

                         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit, related party.....................  $   480,952    $ 2,274,484    $ 2,363,494
  Accounts payable and accrued expenses, related
    parties.........................................           --      1,922,854             --
  Accounts payable and accrued expenses, third
    parties.........................................        1,351        419,084      2,010,744
  Vendor financing, related party...................      795,712      1,323,682      1,768,221
  Short-term portion of capital leases, related
    party...........................................           --        199,751        204,298
                                                      -----------    -----------    -----------
         Total current liabilities..................    1,278,015      6,139,855      6,346,757
Vendor financing, related party.....................    1,087,985        413,319             --
Capital leases, related party.......................           --        268,120        241,800
Commitments
Minority interest...................................           --             --         50,274
Series A redeemable convertible preferred stock,
  $.0001 par value; no shares authorized, issued and
  outstanding at April 30, 2000 and 1999 and
  4,914,005 shares authorized, issued and
  outstanding at July 31, 2000 (unaudited) and no
  shares issued and outstanding pro forma at July
  31, 2000 (unaudited)..............................           --             --     19,227,008     $        --
Shareholders' equity (deficit):
  Preferred stock, $.0001 par value; no shares
    authorized, issued and outstanding at April 30,
    1999 and 2000 and 15,085,995 shares authorized,
    and no shares issued and outstanding at July 31,
    2000 (unaudited)................................           --             --             --              --
  Common stock, $.0001 par value; 30,000,000 shares
    authorized at April 30, 1999 and 2000 and
    100,000,000 shares authorized at July 31, 2000,
    and, 9,032,085, 11,415,265 and 12,461,107 shares
    issued and outstanding at April 30, 1999 and
    2000 and July 31, 2000 (unaudited),
    respectively, and 17,375,112 shares issued and
    outstanding pro forma at July 31, 2000
    (unaudited).....................................          903          1,142          1,246           1,738
  Additional paid-in capital........................    1,233,004      2,841,449      8,676,584      27,903,100
  Deferred compensation.............................           --       (242,552)      (169,847)       (169,847)
  Accumulated other comprehensive income............      299,778        339,892        290,063         290,063
  Accumulated deficit...............................   (1,055,148)    (3,659,583)    (5,047,060)     (5,047,060)
                                                      -----------    -----------    -----------     -----------
         Total shareholders' equity (deficit).......      478,537       (719,652)     3,750,986     $22,977,994
                                                      -----------    -----------    -----------     ===========
         Total liabilities and shareholders' equity
           (deficit)................................  $ 2,844,537    $ 6,101,642    $29,616,825
                                                      ===========    ===========    ===========

                            See accompanying notes.

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             YEARS ENDED APRIL 30,       QUARTERS ENDED JULY 31,
                                           --------------------------   -------------------------
                                              1999           2000          1999          2000
                                           -----------    -----------   ----------    -----------
                                                                               (UNAUDITED)
Net revenues.............................  $    15,000    $ 2,465,426   $   39,980    $ 1,218,400
Net revenues, related party..............      780,000      1,080,000      270,000        270,000
                                           -----------    -----------   ----------    -----------
                                               795,000      3,545,426      309,980      1,488,400
Cost of revenues.........................      406,913      2,427,513       99,395        750,113
                                           -----------    -----------   ----------    -----------
Gross profit.............................      388,087      1,117,913      210,585        738,287
Selling, general and administrative
  expenses...............................    1,281,295      2,705,655      476,934      1,593,316
Depreciation and amortization............      161,940        411,341       43,435        494,762
                                           -----------    -----------   ----------    -----------
Loss from operations.....................   (1,055,148)    (1,999,083)    (309,784)    (1,349,791)
Other income (expense):
  Interest income........................           --         36,996           --        146,223
  Interest expense.......................           --       (642,348)    (131,607)      (174,893)
  Minority interest......................           --             --           --         (9,016)
                                           -----------    -----------   ----------    -----------
          Total other income (expense)...           --       (605,352)    (131,607)       (37,686)
                                           -----------    -----------   ----------    -----------
Net loss.................................  $(1,055,148)   $(2,604,435)  $ (441,391)   $(1,387,477)
                                           ===========    ===========   ==========    ===========
Net loss per common share -- basic and
  diluted................................  $     (0.24)   $     (0.24)  $    (0.05)   $     (0.11)
                                           ===========    ===========   ==========    ===========
Weighted average common shares
  outstanding -- basic and diluted.......    4,470,266     10,841,880    9,743,742     11,891,837
                                           ===========    ===========   ==========    ===========

                            See accompanying notes.

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

          CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE
           PREFERRED STOCK AND COMMON SHAREHOLDERS' EQUITY (DEFICIT)

                                               SERIES A
                                        REDEEMABLE CONVERTIBLE                                                        ACCUMULATED
                                           PREFERRED STOCK            COMMON STOCK       ADDITIONAL     DEFERRED         OTHER
                                       ------------------------   --------------------    PAID-IN     COMPENSATION   COMPREHENSIVE
                                        SHARES        AMOUNT        SHARES      AMOUNT    CAPITAL       EXPENSE         INCOME
                                       ---------    -----------   ----------    ------   ----------   ------------   -------------
Initial capitalization...............         --    $        --        1,000    $  --    $    1,000    $      --       $      --
 Stock issued for cash...............         --             --    9,031,085      903     1,232,004           --              --
 Comprehensive income (loss):
   Foreign currency translation
     adjustment......................         --             --           --       --            --           --         299,778
   Net loss..........................         --             --           --       --            --           --              --
       Total comprehensive loss......
                                       ---------    -----------   ----------    ------   ----------    ---------       ---------
Balance at April 30, 1999............         --             --    9,032,085      903     1,233,004           --         299,778
 Stock issued for cash...............         --             --    2,085,760      209       306,755           --              --
 Stock issued for acquisitions.......         --             --      150,000       15       374,985           --              --
 Conversion of notes payable to
   common stock......................         --             --      147,420       15       614,985           --              --
 Options granted to employees and
   consultants.......................         --             --           --       --       311,720     (242,552)             --
 Comprehensive income (loss):
   Foreign currency translation
     adjustment......................         --             --           --       --            --           --          40,114
   Net loss..........................         --             --           --       --            --           --              --
       Total comprehensive loss......
                                       ---------    -----------   ----------    ------   ----------    ---------       ---------
Balance at April 30, 2000............         --             --   11,415,265    1,142     2,841,449     (242,552)        339,892
 Series A Redeemable Convertible
   Preferred Stock issued for cash,
   net of offering costs of $772,992
   (Unaudited).......................  4,914,005     19,227,008           --       --            --           --              --
 Stock issued for acquisitions
   (Unaudited).......................         --             --      278,165       28       894,018           --              --
 Stock issued for PMAT software
   (Unaudited).......................         --             --      767,677       76     4,930,617           --              --
 Contribution by principal
   shareholder (Unaudited)...........         --             --           --       --        10,500           --              --
 Recognition of deferred compensation
   (Unaudited).......................         --             --           --       --            --       72,705              --
 Comprehensive income (loss):
   Foreign currency translation
     adjustment (Unaudited)..........         --             --           --       --            --           --         (49,829)
   Net loss (Unaudited)..............         --             --           --       --            --           --              --
       Total comprehensive loss
        (Unaudited)..................
                                       ---------    -----------   ----------    ------   ----------    ---------       ---------
Balance at July 31, 2000
 (Unaudited).........................  4,914,005    $19,227,008   12,461,107    $1,246   $8,676,584    $(169,847)      $ 290,063
                                       =========    ===========   ==========    ======   ==========    =========       =========


                                                          TOTAL
                                       ACCUMULATED    SHAREHOLDERS'
                                         DEFICIT     EQUITY (DEFICIT)
                                       -----------   ----------------
Initial capitalization...............  $        --       $   1,000
 Stock issued for cash...............           --       1,232,907
 Comprehensive income (loss):
   Foreign currency translation
     adjustment......................           --         299,778
   Net loss..........................   (1,055,148)     (1,055,148)
                                                       -----------
       Total comprehensive loss......                     (755,370)
                                       -----------     -----------
Balance at April 30, 1999............   (1,055,148)        478,537
 Stock issued for cash...............           --         306,964
 Stock issued for acquisitions.......           --         375,000
 Conversion of notes payable to
   common stock......................           --         615,000
 Options granted to employees and
   consultants.......................           --          69,168
 Comprehensive income (loss):
   Foreign currency translation
     adjustment......................           --          40,114
   Net loss..........................   (2,604,435)     (2,604,435)
                                                       -----------
       Total comprehensive loss......                   (2,564,321)
                                       -----------     -----------
Balance at April 30, 2000............   (3,659,583)       (719,652)
 Series A Redeemable Convertible
   Preferred Stock issued for cash,
   net of offering costs of $772,992
   (Unaudited).......................           --              --
 Stock issued for acquisitions
   (Unaudited).......................           --         894,046
 Stock issued for PMAT software
   (Unaudited).......................           --       4,930,693
 Contribution by principal
   shareholder (Unaudited)...........           --          10,500
 Recognition of deferred compensation
   (Unaudited).......................           --          72,705
 Comprehensive income (loss):
   Foreign currency translation
     adjustment (Unaudited)..........           --         (49,829)
   Net loss (Unaudited)..............   (1,387,477)     (1,387,477)
                                                       -----------
       Total comprehensive loss
        (Unaudited)..................                   (1,437,306)
                                       -----------     -----------
Balance at July 31, 2000
 (Unaudited).........................  $(5,047,060)     $3,750,986
                                       ===========     ===========

                            See accompanying notes.

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                YEARS ENDED APRIL 30,      QUARTERS ENDED JULY 31,
                                              -------------------------   -------------------------
                                                 1999          2000          1999          2000
                                              -----------   -----------   -----------   -----------
                                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net loss....................................  $(1,055,148)  $(2,604,435)  $  (441,391)  $(1,387,477)
Adjustments to reconcile net loss to net
  cash (used in) provided by operating
  activities:
  Depreciation and amortization.............      161,940       411,341        43,435       494,762
  Allowance for doubtful accounts...........           --       115,571            --        21,534
  Contribution by principal shareholder.....           --            --            --        10,500
  Non-cash compensation and consulting
     expenses...............................           --        69,168         5,720        72,705
  Minority interest.........................           --            --            --         9,016
  Changes in operating assets and
     liabilities:
     Deposit................................           --            --            --    (1,775,000)
     Trade accounts receivable..............      (15,483)     (141,849)      (25,230)     (407,306)
     Accounts receivable, related party.....     (780,000)      780,000    (1,355,403)     (611,202)
     Other current assets...................       (3,274)      (39,092)           --      (127,010)
     Other assets...........................           --        (7,394)          892         7,394
     Accounts payable and accrued expenses,
       related parties......................           --     1,922,854        46,181    (1,922,854)
     Accounts payable and accrued expenses,
       third parties........................        1,351       415,476       215,836     1,214,346
                                              -----------   -----------   -----------   -----------
Net cash (used in) provided by operating
  activities................................   (1,690,614)      921,640    (1,509,960)   (4,400,592)

INVESTING ACTIVITIES
Purchases of property and equipment.........     (260,328)   (3,296,217)      (67,463)     (469,541)
Cash invested in short term notes receivable
  from related party, net...................           --      (443,980)           --    (3,176,220)
Cash received in connection with
  acquisitions..............................           --         8,491            --         1,286
                                              -----------   -----------   -----------   -----------
Net cash used in investing activities.......     (260,328)   (3,731,706)      (67,463)   (3,644,475)

FINANCING ACTIVITIES
Proceeds from line of credit, related
  party.....................................      480,952     1,986,863     1,133,499        89,010
Net principal repayments on capital lease,
  related party.............................           --       (22,422)           --       (21,773)
Net proceeds from sale of Series A Preferred
  Stock.....................................           --            --            --    19,227,008
Proceeds from issuance of common stock......    1,232,907       306,964       306,964            --
Proceeds from notes payable.................           --       600,000            --            --
                                              -----------   -----------   -----------   -----------
Net cash provided by financing activities...    1,713,859     2,871,405     1,440,463    19,294,245
                                              -----------   -----------   -----------   -----------
Effect of exchange rate changes on cash.....      299,778         3,090       117,769        16,855
                                              -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents...............................       62,695        64,429       (19,191)   11,266,033
Cash and cash equivalents, beginning of
  period....................................        1,000        63,695        63,695       128,124
                                              -----------   -----------   -----------   -----------
Cash and cash equivalents, end of period....  $    63,695   $   128,124   $    44,504   $11,394,157
                                              ===========   ===========   ===========   ===========

                            See accompanying notes.

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS

ORGANIZATION

     Intercontinental Telecommunications Corp. (the "Company" or "ITC"), a Florida corporation, began operations May 1, 1998 and was incorporated on October 3, 1998 (see Note 8). As more fully explained in Note 8, these financial statements include the operating results of ITC from the date operations began (May 1, 1998).

     The Company provides advanced broadband communications services and software application services in Brazil. Its target customers are multinational corporations, government entities and small and medium-size businesses with growing and diverse communications and business automation needs. The Company delivers broadband communications services over its high-speed, high-capacity network using fixed wireless access technology and leased fiber optic cable. The Company's software application services offer business process improvements, database management programs and electronic commerce services to its customers. The Company operates its business and offers its services in Brazil through its principal operating subsidiaries, Intercontinental Telecom Corporation do Brasil Ltda. (ITC Brazil) and Viplink Provedora de Accesso a Internet S/C Ltda. The Company also has majority ownership interests in two other Brazilian companies, Probit Technologia Educational Ltda. and Interactive Consultoria a Desenvolvimiento de Sistemas Ltda. In addition, the Company has a 49% interest in ITC Holding Brasil Ltda. with the remaining equity ownership held by a principal shareholder of the Company. However, the Company retains all rights and benefits to the share held by the principal shareholder.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of ITC and its majority-owned subsidiaries (collectively herein, the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

MINORITY INTEREST

     The Company generally allocates to the minority shareholders their share of any profits or losses. However, for the period ended July 31, 2000 and the years ended April 30, 1999 and 2000, some of the minority interest shareholders did not fund their share of the losses and, as a result, the Company absorbed 100% of the cumulative unfunded net losses through April 30, 2000.

FOREIGN OPERATIONS AND FOREIGN CURRENCY TRANSLATION

     The Company transacts substantial business in foreign currency and almost all of its sales occur outside the U.S.

     Financial statements of the foreign subsidiary are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. The local currency is considered the functional currency of the Company's foreign subsidiaries. Accordingly, translation adjustments are recorded as a component of comprehensive income.

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

CASH AND CASH EQUIVALENTS

     The Company defines as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.

CONCENTRATION OF CREDIT RISK

     The Company performs ongoing evaluations of its trade accounts receivable, monitors its exposure for credit losses and does not require collateral. For the year ended April 30, 2000 and the quarter ended July 31, 2000, one customer and 6 customers, respectively, accounted for approximately 91% and 82% of the total third party net revenues, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed by use of the straight-line method over the estimated useful life of telecommunications equipment and furniture, fixtures and equipment, which is 3-10 years.

CAPITALIZED SOFTWARE

     The Company capitalized certain costs incurred in connection with developing or obtaining internal use software in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed for or Obtained For Internal Use. Such costs aggregated approximately $1.5 million and $6.8 million as of April 30, 2000 and July 31, 2000, respectively, and are included in property and equipment on the accompanying consolidated balance sheet, net of accumulated amortization of approximately $2,700 and $267,000, respectively.

REVENUE RECOGNITION

     The Company's revenues are generated from support services in telecommunications, projects, consulting, network security, network design and implementation for voice, video and access to the Internet. Revenue is recognized when earned based on service agreements established with each of the Company's customers.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 explains how the SEC staff applies by analogy the existing rules on revenue recognition to other transactions not covered by such rules. The four criteria that must be met to recognize revenue are: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price is fixed or determinable, and (d) collectibility is reasonably assured. In June 2000, the SEC issued SAB 101B delays the effective date of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999 (fourth quarter of fiscal year 2001 for ITC). The Company does not believe the adoption of SAB 101 will have a material impact on the Company's results of operations. However, the Company understands the SEC staff will issue additional guidance in the form of a Frequently Asked Questions
(FAQ), at which time the Company will reevaluate the impact of SAB 101.

COST OF REVENUES

     Cost of revenues primarily consists of telecommunication expenses and international link costs inherent in the network infrastructure.

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

INTANGIBLE ASSETS

     Intangible assets consist of trademarks, URL software, domain names, customer bases and goodwill. These intangible assets are amortized over their estimated useful lives of two to five years.

IMPAIRMENT OF LONG LIVED ASSETS

     The carrying value of long-lived assets, including intangible assets, are reviewed by the Company's management if the facts and circumstances suggest that they may be impaired. If this review indicates that these costs will not be recoverable, as determined based on the expected undiscounted cash flows, the carrying value of these assets is adjusted to fair value, if necessary.

INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between the financial statement and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company grants stock options generally for a fixed number of shares with an exercise price equal to or below the fair value of the shares at the date of grant. The Company accounts for stock option grants to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and, accordingly, recognizes compensation expense only if the market value on the date of the grant is above the exercise price of the options. The Company applies APB opinion 25 and related interpretations in accounting for its employee stock-based transactions, and have complied with the disclosure requirements of Financial Accounting Standard Board Statement No. 123, Accounting for Stock-Based Compensation.

ADVERTISING

     Advertising costs are charged to expense as incurred, advertising expenses for the year ended April 30, 1999 and 2000 were $0 and $93,000, respectively, and for the three months ended July 31, 1999 and 2000 were $43,000 and $7,000, respectively.

COMPREHENSIVE INCOME

     The Company reports and displays comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income. There are no other components of comprehensive loss other than foreign currency translation adjustment and the Company's net loss for each of the periods presented.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Accordingly, actual results could differ from those reported.

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

LOSS PER SHARE

     The Company calculates earnings or loss per common share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128. Computation of Earning Per Share. Accordingly, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per common share is calculated based upon the sum of the weighted average number of shares outstanding and the weighted average number of potentially dilutive securities, which consists of stock options, warrants and common shares issuable upon the conversion of preferred stock. However, potentially dilutive securities have been excluded from the calculation of diluted net loss per share for all periods presented because their effect would have been anti-dilutive. The number of potentially dilutive securities excluded was 7,275,113, 7,518,810, and 12,432,815, as of April 30, 1999 and 2000 and July
31, 2000, respectively.

NEW PRONOUNCEMENTS

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25. The Company is required to adopt the Interpretation on July 1, 2000. The Interpretation requires that stock options that have been modified to reduce the exercise price be accounted for as variable. The Company has not repriced stock options since inception and the impact of the adoption of this Interpretation is not significant.

RISKS AND UNCERTAINTIES

     The Company's operations are subject to certain risks and uncertainties, including those associated with: a brief operating history; losses and negative cash flows from continuing operations; funding expansion and acquisitions; international operations; dependence on key personnel; and dependence on related party vendors and financing.

RECLASSIFICATIONS

     Certain amounts in the prior year's consolidated financial statements and related notes have been reclassified to conform to the current year's presentation.

3. ACQUISITION

CYBERVISION ACQUISITION

     On December 21, 1999, the Company acquired 100% of the assets of CyberVision for a purchase price of $375,000. The Company did not incur any acquisition costs as part of this transaction. The purchase price consisted of 150,000 shares of the Company's common stock valued at $2.50 (fair value as determined by the Board of Directors) per share. The CyberVision acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on estimates of their underlying fair values. The fair value of net assets acquired was approximately $375,000, of which approximately $365,281 was allocated to identifiable intangible assets.

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

     Summary unaudited pro forma results for the acquisition discussed above, as if such acquisition had occurred at the beginning of each respective period is as follows (dollars in thousands, except per share data):

                                                                 YEARS ENDED
                                                                  APRIL 30,
                                                              ------------------
                                                               1999       2000
                                                              -------    -------
                                                                  UNAUDITED
Revenues....................................................  $   897    $ 3,809
Net loss....................................................   (1,133)    (2,668)
Basic and diluted net loss per share........................  $ (0.25)   $ (0.24)
Basic and diluted weighted average shares...................    4,620     10,942

     These unaudited pro forma results of operations do not purport to represent what the Company's actual results of operations would have been if the acquisitions had occurred at the beginning of each period and should not serve as a forecast of the Company's operating results for future periods. The pro forma adjustments are based solely on the available information and certain assumptions that management believes are reasonable. Management believes the full impact of potential cost savings has not been reflected in the pro forma results presented above, although there can be no assurances such cost savings will be achieved. Subsequent adjustments may be necessary upon final determination of the allocation of the purchase prices.

PROBIT ACQUISITION

     On May 11, 2000, the Company entered into a purchase agreement to acquire 51% of the outstanding common stock of Probit Tecnologia Educacional Ltda for $186,301 in cash to be paid within six months of closing and 233,333 shares of the Company's Common Stock valued at fair value of $745,204 as determined by the Company's Board of Directors. As of July 31, 2000, the cash portion of the purchase price was reflected in accounts payable.

IAS ACQUISITION

     On June 30, 2000, the Company entered into a purchase agreement to acquire 51% of the outstanding common stock of Interactive Consultoria e Desenvolvimento de Sistemas Ltda. (IAS) for $44,272 to be paid in cash within six months of closing and 44,832 shares of the Company's Common Stock valued at fair value of $148,842 as determined by the Company's Board of Directors. As of July 31, 2000, the cash portion of the purchase price was reflected in accounts payable.

4. PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment:

                                                  ESTIMATED
                                                    USEFUL            APRIL 30,
                                                    LIFES      -----------------------     JULY 31,
                                                  (IN YEARS)      1999         2000          2000
                                                  ----------   ----------   ----------   ------------
Telecommunications equipment....................   3 - 10      $2,108,684   $2,144,871     $2,207,774
Furniture, fixtures, and equipment..............     5             35,341    1,538,279      1,639,333
Software........................................     3                 --    1,484,601      6,760,843
Telecommunications equipment under capital
  lease.........................................     5                 --      490,293        499,107
                                                               ----------   ----------   ------------
                                                                2,144,025    5,658,044     11,107,057
Accumulated depreciation and amortization.......                 (161,940)    (560,372)    (1,022,264)
                                                               ----------   ----------   ------------
                                                               $1,982,085   $5,097,672    $10,084,793
                                                               ==========   ==========   ============

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

     Depreciation expense for the years ended April 30, 1999 and 2000 was $161,940 and $379,898, respectively, and $43,435 and $425,476 for the quarters ended July 31, 1999 and 2000, respectively. Amortization of telecommunications equipment under capital lease is included in depreciation expense for each period presented.

     Accumulated amortization relating to telecommunications equipment under capital lease was $24,509 and $23,809 at April 30, 2000 and July 31, 2000, respectively.

5. INCOME TAXES

     The Company is subject to federal, state and foreign income taxes. At April 30, 2000, and July 31, 2000 (unaudited), the Company had net tax operating loss carryforwards of approximately $1,243,000, and $1,277,000, respectively for U.S. income tax purposes and approximately $2,238,000, and $3,493,000, respectively for foreign income tax purposes. These carryforwards are available to offset future taxable income, if any, and expire for U.S. income tax purposes in the years 2019 through 2021, while the foreign net operating loss carryforwards do not expire.

     If a change in ownership occurs, utilization of U.S. net operating losses may be limited under Internal Revenue Code Section 382.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and liability are presented below:

                                                        APRIL 30,            JULY 31,
                                                 ------------------------   -----------
                                                   1999          2000          2000
                                                 ---------    -----------   -----------
Deferred tax asset
Net operating loss carryforwards...............  $ 357,000    $ 1,217,000   $ 1,651,000
Amortization...................................         --          9,000        15,000
                                                 ---------    -----------   -----------
                                                   357,000      1,226,000     1,666,000
Less: valuation allowance......................   (357,000)    (1,226,000)   (1,666,000)
                                                 ---------    -----------   -----------
Net deferred tax asset.........................  $      --    $        --   $        --
                                                 =========    ===========   ===========

     The following table shows the principal reasons for the difference between the effective income tax rate and the U.S. federal statutory income tax rate:

                                                              APRIL 30,
                                                             ------------     JULY 31,
                                                             1999    2000       2000
                                                             ----    ----    -----------
U.S. Federal statutory income tax rate.....................  (34)%   (34)%       (34)%
State taxes................................................   --      (4)         (4)
Non-deductible items.......................................   --       2          --
Foreign rate differential..................................   --       2           4
Increase in valuation allowance............................   34      34          34
                                                             ---     ---         ---
                                                              --%     --%         --%
                                                             ===     ===         ===

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

     The domestic and foreign components of net loss are as follows:

                                                      APRIL 30,              JULY 31,
                                              --------------------------    -----------
                                                 1999           2000           2000
                                              -----------    -----------    -----------
Domestic....................................  $   (79,755)   $(1,330,866)   $(1,333,735)
Foreign.....................................     (975,393)    (1,273,569)       (53,742)
                                              -----------    -----------    -----------
                                              $(1,055,148)   $(2,604,435)   $(1,387,477)
                                              ===========    ===========    ===========

     SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if based on weight of the evidence it is more likely than not that some, or all, of the deferred tax assets will not be realized. After consideration of all the evidence, management has determined that a valuation allowance of $357,000, $1,226,000, and $1,666,000 at April 30, 1999 and 2000 and
July 31, 2000, respectively, is necessary to reduce the deferred tax assets to the amounts that will more likely than not be realized.

     The change in the valuation allowance for the years ended April 30, 1999 and 2000 and the quarter ended July 31, 2000 was $357,000, $869,000 and $440,000, respectively.

6. SHAREHOLDERS' EQUITY (DEFICIT)

CONVERSION OF NOTES PAYABLE TO COMMON STOCK

     During January 2000, the Company entered into a promissory note with a third party who received a fee in connection with the sale of Series A Preferred Stock discussed on Note 7. Under the note, the Company received proceeds of $600,000 to be paid back upon demand in one lump-sum payment. This note accrued interest at a rate of 10% per annum to be paid on a biannual basis, until the note was to become due. During April 2000, in conjunction with the sale of Series A Preferred Stock (Note 7) the balance of the note of $600,000, was converted into 147,420 shares of common stock, and accrued interest related to the note was forgiven.

ACQUISITIONS

     On December 21, 1999, the Company issued 150,000 shares of the Company's common stock as part of the CyberVision acquisition (Note 3). On May 11, 2000, the Company issued 233,333 shares of the Company's common stock as part of the Probit acquisition (Note 3). On June 30, 2000, the Company issued 44,832 shares of the Company's common stock as part of the IAS acquisition (Note 3).

OTHER ISSUANCES

     During 1999 and 2000, the Company issued an aggregate of 9,032,085 shares and 2,085,760 shares of common stock, respectively, to new and existing shareholders for aggregate cash proceeds of $1,233,907 and $306,964, respectively.

     During July 2000, a principal shareholder of the Company transferred 3,000 shares of common stock (valued at fair value of $10,500) to certain members of the Company's Board of Directors. This has been reflected as an equity contribution in the accompanying financial statements.

INCREASE IN AUTHORIZED SHARES

     On May 24, 2000, the Company's Board of Directors ("Board") approved to increase the number of authorized shares of capital stock for issuance to 120,000,000 shares, consisting of (i) 100,000,000 shares of common stock, par value $0.0001 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.0001

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

per share. The preferred stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualification limitations and restrictions thereof as are stated in the resolution or resolutions providing for the issuance of such class or series adopted by the Company's Board.

STOCK OPTIONS

     On June 1, 1998, the Company adopted the 1998 Stock Option Plan (the Plan) which provides for the granting of incentive and non qualified stock options to purchase shares of Common Stock to officers, directors and key employees responsible for the direction and management of the Company and to non-employee consultants and independent contractors. The Plan authorizes 4,000,000 shares of common stock for issuance upon the exercise of stock options, of which 1,000,000 common shares have been granted as of April 30, 2000 (3,000,000 founder's options are excluded from this plan). The vesting period of the stock options granted is established by the Board of Directors of the Company (the Board) or a committee of the Board of Directors (the Committee). The options granted vest ratably over a five year period with the vesting beginning on the first anniversary of the date of grant. The exercise price of common stock purchasable under a stock option shall be determined by the Board or the Committee at the time of grant but shall not be less than 75% of the fair market value of the underlying stock. The exercise price of the options granted ranged from $.05 to $3.00 per share, which was determined by the Board to be or exceed the fair value at the date of grant.

     Under the terms of the Company's currently outstanding stock option agreements, options have a maximum term of five years from the date of the grant. The options vesting period varies from full vesting upon issuance of options to twenty percent vesting on a yearly basis until the options terminate in five years.

     A summary of the Company's stock option activity is as follows:

                                                                 1999                   2000
                                                         --------------------   --------------------
                                                                     WEIGHTED               WEIGHTED
                                                                     AVERAGE                AVERAGE
                                                                     EXERCISE               EXERCISE
                                                          SHARES      PRICE      SHARES      PRICE
                                                         ---------   --------   ---------   --------
Outstanding at beginning of year.......................         --    $  --     3,756,303    $0.25
  Granted..............................................  3,756,303     0.25       482,000     1.11
  Cancelled............................................         --       --      (238,303)    0.08
                                                         ---------              ---------
Outstanding at end of year.............................  3,756,303     0.25     4,000,000     0.37
                                                         =========              =========
Options exercisable at year-end........................  3,263,303    $0.28     3,441,242    $0.33
                                                         =========              =========

     The following table summarizes information about stock options outstanding at April 30, 2000:

                             OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                            ----------------------   -------------------------------------
                                        WEIGHTED
                            WEIGHTED     AVERAGE                   WEIGHTED
                            AVERAGE     REMAINING                  AVERAGE
  EXERCISE      NUMBER      EXERCISE   CONTRACTUAL     NUMBER      EXERCISE     EXERCISE
   PRICE      OUTSTANDING    PRICE        LIFE       EXERCISABLE    PRICE        PRICE
------------  -----------   --------   -----------   -----------   --------   ------------
$0.05 - 0.13     570,000     $0.05              3       366,242     $0.05     $0.05 - 0.13
    0.30       3,280,000      0.30              8     3,000,000      0.30         0.30
   $3.00         150,000     $3.00              4        75,000     $3.00        $3.00
               ---------                              ---------
               4,000,000                              3,441,242
               =========                              =========

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

     During the fiscal year ended April 30, 1999, the Company granted 3,000,000 non plan options to the Company's founders, 158,000 options to employees, and 598,303 options granted to consultants with exercise prices of $0.30, $0.05-$0.15, and $0.05-$0.13 per share, respectively. The options granted to the founders and 263,303 options granted to consultants vested on the date of grant. The remaining 335,000 options granted to consultants, and all of the employee options vest over five years. The employee options were valued under APB 25 and options granted to the founders and consultants were valued at the fair market value using the Minimum Value options valuation model under SFAS 123. The Company determined that the options had no value and therefore no compensation was recorded as a result.

     During the fiscal year ended April 30, 2000, the Company granted three officers and an outside consultant an aggregate of 482,000 stock options. Of this amount, 280,000 of the options have an exercise price of $0.30 per share and 150,000 have an exercise price of $3.00 per share, with all vesting over a three year period. At the date of grant, some of these options were determined to have exercise prices that were less than fair market value of the underlying common stock. The remaining 52,000 options had an exercise price of $0.05 per share and vested immediately. The options granted to the officers were valued under APB 25 while the options granted to the consultant were valued at fair market value using the Minimum Value option valuation model under SFAS No. 123. The Company valued the options at $311,720, of which $69,168 was recognized as compensation in the current year and $242,552 was deferred to be recognized over the remaining vesting periods.

     The weighted average per share fair values of options granted under the stock option plan during 1999 and 2000, based on the Minimum Value option valuation model, were zero and $0.01, respectively. Had compensation expense for the Company's stock option grants been determined based on the fair value at the grant date for awards, consistent with the method of SFAS No. 123, the Company's net loss would have increased for the years ended April 30, 1999 and 2000 by zero and $42,492, respectively.

     The following weighted average assumptions were used in the Minimum Value model:

                                                              YEARS ENDED APRIL 30,
                                                              ----------------------
                                                                1999         2000
                                                              ---------    ---------
Expected life...............................................   5 years      5 years
Interest rate...............................................        6%           6%
Volatility..................................................        --           --
Dividend yield..............................................        --           --

     The Minimum Value options valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of the Company's stock options.

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

WARRANTS

     Including the Stock Purchase Warrants described in Note 8 - Related Party Transactions, the following is a summary of warrants granted by the Company:

                                                                 1999                   2000
                                                         --------------------   --------------------
                                                                     WEIGHTED               WEIGHTED
                                                                     AVERAGE                AVERAGE
                                                                     EXERCISE               EXERCISE
                                                          SHARES      PRICE      SHARES      PRICE
                                                         ---------   --------   ---------   --------
Outstanding at beginning of year.......................         --    $  --     3,518,810    $0.15
  Granted..............................................  3,518,810     0.15            --       --
                                                         ---------              ---------
Outstanding at end of year.............................  3,518,810     0.15     3,518,810     0.15
                                                         =========              =========
Warrants exercisable at year-end.......................  3,518,810    $0.15     3,518,810    $0.15
                                                         =========              =========

     These warrants resulted from the Company's Joint Marketing Agreement entered into during March 1999 (Note 8). The weighted average grant date fair value of warrants granted during 1999 was immaterial.

     On August 17, 2000, the Company entered into an agreement with an underwriter to sell the Company's stock in an initial public offering. The agreement calls for the underwriter to receive 7% of the gross funds raised, a 1.5% non-accountable expense allowance and a retainer of $125,000 to be applied against the non-accountable expense allowance. In addition, the Company agreed to issue warrants to purchase 100,000 shares of the Company's common stock at an exercise price equal to 120% of the public offering price with an exercisable term of five years.

     As of September 27, 2000, 15,532,815 shares of common stock were reserved for exercise of options and warrants and conversion of the Series A Preferred Stock.

7. SALE OF SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

     On May 24, 2000, the Board designated 4,914,005 shares of the preferred stock as Series A Redeemable Convertible Preferred Stock (the "Preferred Stock"). If and when the Company's Board declares dividends, holders of the preferred stock shall be entitled to receive, in preference to the holders of the Junior stock, dividends equal to that paid to a share of common stock. The preferred stock is convertible into common shares on a one for one basis at either (i) the option of the holder or (ii) automatically upon the occurrence of a qualified initial public offering as defined in the Certificate of Designation. The conversion ratio may also be adjusted in the event future sales of stock are sold at prices less than $4.07 per share. Each share of Preferred Stock shall be entitled to voting rights equal to the number of shares of common stock into which the preferred shares are then convertible, for all matters upon which common shareholders of the Company are entitled to vote (one vote per common share). Each share of stock has a redemption price of $4.07 per share, together with unpaid dividends, and redemption is at the option of the holder any time after January 15, 2004. In addition, the holders of the Preferred Stock shall be entitled to select two members of the Board as long as the holders own at least five percent of the Company's outstanding shares of capital stock. In the event of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Preferred Stock shall be paid the redemption price plus all unpaid dividends to the date of liquidation, dissolution or wind up of affairs before any payment to other stockholders.

     On May 31, 2000, the Company entered into a subscription agreement with an unrelated third party, to sell 4,914,005 shares of Series A Redeemable Convertible Preferred Stock, for an aggregate purchase price of

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

$20,000,000. The Company recorded the proceeds net of transaction expenses of $772,992, primarily comprised of commissions and legal fees.

     Unaudited pro forma stockholders' equity at July 31, 2000 as set forth on the accompanying balance sheets reflects the conversion of the redeemable convertible preferred stock, which will occur if a public offering is completed, as if such conversion had occurred on July 31, 2000.

8. RELATED PARTY TRANSACTIONS

     Material related party transactions that have been entered into by the Company that are not disclosed otherwise in these notes are summarized below.

BACKGROUND

     From May 1, 1998 through the date of the Company's incorporation (October 3, 1998) the Company's operations were limited to an administrative and operational nature. These activities were conducted on behalf of ITC primarily by Microtec Sistemas Ind. e Com. S.A. ("Microtec"), a wholly-owned subsidiary of Vitech America, Inc. ("VAI"), a company with whom ITC has a joint marketing agreement. Essentially, the Company conducted its affairs as a division of Microtec during this period. Accordingly, the operating results of the Company during this period have been presented on a historical cost basis in the accompanying financial statements.

     Certain members of our management and certain of our principal shareholders are members of management and are principal shareholders of VAI. Specifically, three of the Company's principal shareholders are also principal shareholders and/or officers/directors of VAI.

SERVICE AGREEMENT

     The Company has entered into a Service Agreement with VAI. Under this agreement, the Company has agreed to provide telecommunications services, integrated projects, consulting, network security, video surveillance monitoring, network installation and maintenance, dedicated circuits, virtual private networks, and Internet access for VAI and its subsidiaries. The agreement calls for VAI to pay the Company $90,000 per month for an indefinite term. However, the Company may terminate the agreement for the following reasons: (i) a breach by a customer of any of the provisions in the Service Agreement; (ii) any violation by the customer of any law, rule, or regulation;
(iii) the Company's inability to furnish service to VAI because of any law, rule, court order, or other government regulation or interference; (iv) any unauthorized or non-permitted use of the Company's service, and any event, transaction, or occurrence outside the control of the Company. The Company's revenues under this agreement for the years ended April 30, 1999 and 2000, and the quarters ended July 31, 1999 and 2000 amounted to $780,000, $1,080,000, and $270,000, $270,000, respectively.

COLLECTION OF TRADE ACCOUNTS RECEIVABLE

     In connection with service contracts entered into with third parties, the Company performs the service and receives the revenues. However, Microtec collects a portion of the Company's revenues and applies them as payment toward the various related accounts payable incurred by Microtec in relation to those revenues. Net amounts earned to be collected by Microtec on behalf of the Company were $0, $2,236,033, and $326,789 for the years ended April 30, 1999 and 2000, and the quarter ended July 31, 2000, respectively.

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

LINK AGREEMENT

     The Company has entered into a Telecommunications Link and Internet Service Provider Cost Agreement ("Link Agreement") with VAI to procure international link and Internet services. In turn, VAI procures these services from MCI-World.com (2000) and AT&T (1999). Under the Link Agreement, the parties agreed to bill the Company at the fair value of all international link costs and Internet service provider costs incurred by VAI, with third party providers. The Company's link costs incurred under this agreement for the years ended April 30, 1999 and 2000 and the quarters ended July 31, 1999 and 2000 amounted to approximately $225,000 and $118,000 and $35,000 and $19,000, respectively.

JOINT MARKETING AGREEMENT

     The Company has entered into a Joint Marketing Agreement with Microtec. Under this agreement, Microtec grants the Company an exclusive right to sell and/or provide Internet service, cabling, data link, data communications, and other information technology and telecommunications services to its customers as long as the Company's services are sold with Microtec's products and equipment. The Company's services are bundled with Microtec's hardware and solutions, at negotiated prices subject to adjustment to market conditions. Additionally, under the terms of the agreement, Microtec has agreed to transfer to the Company the communications licenses issued to Microtec by ANATEL, the governmental telecommunications agency. However, this transfer has not occurred as of September 27, 2000. In connection with the Joint Marketing Agreement, the Company issued 3,518,810 stock purchase warrants to all VAI shareholders, except the founders and principal shareholders of ITC, based on their pro rata ownership in VAI. The warrants were issued on March 1, 1999. Each warrant represents the right to purchase one share of the Company's common stock at an exercise price of $0.15, terminating April 30, 2002. Since this was an exchange of non-monetary assets between companies under common control, the intangible assets transferred under the Joint Marketing Agreement were recorded at Microtec's historical cost, which was zero.

EXPENSE ALLOCATION

     The Company and VAI are related parties by way of common management and ownership. The Company and VAI share in certain general and administrative resources. The Company has recorded its allocable share of costs related to these resources. In the opinion of management, this allocation is reasonable and accurately reflects the cost of these services to the Company. The Company's share of costs related to these resources for the years ended April 30, 1999 and 2000 and the quarters ended July 31,1999 and 2000 amounted to $65,549, $152,915 and $25,811, $69,028, respectively.

LINE OF CREDIT

     On March 15, 1999, the Company entered into an unsecured Line of Credit Agreement, pursuant to which Microtec agreed to lend, on an as needed basis, approximately $2,800,000 at a 12% annual interest rate. The loan matures on December 31, 2000, but can be extended upon the agreement of both parties. As of April 30, 1999 and 2000 and July 31, 2000, the Company has outstanding borrowings of $480,952, $2,274,484, and $2,363,494, respectively, under this agreement.

NOTES RECEIVABLE FROM AND PAYABLE TO RELATED PARTY

     During 2000, the Company entered into a financing arrangement with VAI, whereby the Company will advance funds to VAI on a request basis. These advances accrue interest at a ten percent per annum and principal and interest are due upon demand. The Company had $797,000 and $36,995 in principal and interest receivable, respectively at April 30, 2000 related to this financing arrangement.

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

     During 2000, the Company entered into a financing arrangement with VAI, whereby VAI will advance funds to the Company on a request basis. These advances accrue interest at a ten percent annual rate and principal and interest are due upon demand. The Company had $386,958 and $3,057 in principal and interest payable, respectively at April 30, 2000 related to this financing arrangement. The notes receivable and payable, including the respective accrued interest, were netted for financial statement purposes.

     The receivable balance of $443,980 as of April 30, 2000 was transferred as a part of the balance of $3.6 million short-term notes receivable from related party that occurred during the quarter ended July 31, 2000.

LEASE OF OFFICE SPACE FROM VAI

     On February 1, 2000, the Company entered into a sublease agreement with VAI, to lease a portion of its Miami, Florida office space for $2,500 per month for a four-year term. The future minimum lease payments under this operating lease are included in Note 9.

VENDOR FINANCING

     On April 30, 1999, ITC-Brazil entered into a financing arrangement (the Vendor Financing) with a wholly owned subsidiary of VAI. The Vendor Financing is to provide the Company with financial capital for the purchase of computer and network-related products. The terms of the Vendor Financing are as follows: (i) maximum amount available is approximately $1.9 million, (ii) interest rate is 12% per annum, (iii) outstanding balance shall be repaid in 18 consecutive, monthly, principal and interest payments starting on March 31, 2000, (iv) is collateralized by the equipment being financed. According to the provisions of the agreement, in the event any payment due under the agreement is not paid when due, the entire balance shall be immediately due and payable upon demand. As of April 30, 1999 and 2000 and July 31, 2000, the Company owed outstanding principal of $1,883,697, $1,737,001 and $1,768,221, respectively, and interest of $-0-, $36,545 and $90,248, respectively, under the Vendor Financing. To date, the Company has not made any payments towards the outstanding balances. However, the Company obtained a letter from VAI waiving VAI's rights to demand immediate payment of the entire outstanding balance in the event of default related to nonpayment.

     Scheduled maturities on vendor financing are as follows:

                                                                                  QUARTER
                                                                YEAR ENDED         ENDED
                                                              APRIL 30, 2000   JULY 31, 2000
                                                              --------------   -------------
Year ending April 30:
     2001...................................................    $1,323,682      $1,323,682
     2002...................................................       413,319         444,539
                                                                ----------      ----------
Total.......................................................     1,737,001       1,768,221
Less current portion of vendor financing....................     1,323,682       1,768,221
                                                                ----------      ----------
Long term portion...........................................    $  413,319      $       --
                                                                ==========      ==========

CAPITAL LEASES

     In February 2000 Microtec entered into a capital lease for the purchase of network equipment valued at $490,293. Microtec then immediately assigned the rights and obligations thereunder to the Company. The lease requires an initial down payment of $98,144 and monthly payments of $16,426 over a term of 36 months. As of April 30, 2000 and July 31, 2000, the Company was delinquent on lease payments owed of $124,999

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

and $124,113, respectively, of which $97,110 and $92,062, respectively, was included in the short term portion of the capital leases.

     At April 30, 2000 and July 31, 2000, future minimum lease payments under this capital lease are as follows:

                                                              APRIL 30,    JULY 31,
                                                                2000         2000
                                                              ---------   -----------
Year ending April 30:
  2001......................................................  $ 322,111    $ 271,947
  2002......................................................    197,112      197,112
  2003......................................................    147,834      147,834
                                                              ---------    ---------
Less amount representing interest...........................    667,057      616,893
Present value of minimum lease payments.....................   (199,186)    (170,795)
                                                              ---------    ---------
Less current principal obligations..........................    467,871      446,098
Long-term principal obligations.............................   (199,751)    (204,298)
                                                              ---------    ---------
                                                              $ 268,120    $ 241,800
                                                              =========    =========

NOTES RECEIVABLE FROM RELATED PARTY

     On June 30, 2000 and July 31, 2000, the Company received two senior short-term notes from VAI for approximately $1.8 million each. Both notes bear interest at 8% per annum and principal plus interest are due on the maturity date of September 30, 2000 and October 30, 2000, respectively.

PMAT SOFTWARE PURCHASE

     On July 1, 2000, the Company entered into an asset purchase agreement to acquire a software package (PMAT Software) from VAI for $332,042 in cash and 767,677 shares of the Company's common stock. The agreement calls for some or all of the shares to be returned to the Company in the event the Company fails to generate certain levels of revenue from sales of the software over a fifteen-month period following the acquisition. Since this is a noncash exchange between companies under common control, the PMAT software was recorded at the VAI's historical cost of the software of $5,262,735.

OTHER SOFTWARE TRANSACTIONS

     During the year ended April 30, 2000 the Company acquired a software package from a related party for approximately $1.5 million. This amount was included in accounts payable and accrued expenses, related parties as of April 30, 2000.

     The Company licenses certain management enterprise software package modules from Microtec. The Company pays Microtec for the licenses on a per user basis. No costs have been incurred to date.

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

              (AMOUNTS AND INFORMATION PERTAINING TO THE QUARTERS
                  ENDED JULY 31, 1999 AND 2000 ARE UNAUDITED)

9. COMMITMENTS

OPERATING LEASES

     The Company leases office space under operating leases, which expire at various dates through January 2004.

     At July 31, 2000, future minimum lease payments under such leases are as follows:

Year ending April 30:
     2001...................................................  $15,000
     2002...................................................   30,000
     2003...................................................   30,000
     2004...................................................    6,250
                                                              -------
                                                              $81,250
                                                              =======

     Total rent expense for the years ended April 30, 1999 and 2000 and the quarters ended July 31, 1999 and 2000 was $68,000 and $80,000 and $21,000 and $52,000, respectively, of which $-0- and $48,482 and $-0- and $24,884, respectively, was related to related parties.

10. SUPPLEMENTAL CASH FLOW DISCLOSURE

                                                 YEARS ENDED APRIL 30,    QUARTERS ENDED JULY 31,
                                                 ----------------------   ------------------------
                                                    1999         2000       1999          2000
                                                 ----------    --------   ---------    -----------
                                                                                (UNAUDITED)
Cash payments for:
  Interest.....................................  $       --    $     --   $     --     $   28,391
                                                 ==========    ========   ========     ==========
  Income taxes.................................  $       --    $ 12,195   $     --     $    3,738
                                                 ==========    ========   ========     ==========
Noncash investing and financing activities:
  Common stock issued in connection with the
     Cybervision acquisition...................  $       --    $375,000   $     --     $       --
                                                 ==========    ========   ========     ==========
  Equipment financed with vendor financing,
     related party.............................  $1,883,697    $     --   $     --     $       --
                                                 ==========    ========   ========     ==========
  Equipment financed with capital lease,
     related party.............................  $       --    $490,293   $     --     $       --
                                                 ==========    ========   ========     ==========
  Deferred compensation for unvested options...  $       --    $242,552   $     --     $       --
                                                 ==========    ========   ========     ==========
  Conversion of promissory note payable and
     related accrued interest to equity........  $       --    $615,000   $     --     $       --
                                                 ==========    ========   ========     ==========
  Common stock issued in connection with Probit
     and IAS acquisitions......................  $       --    $     --   $     --     $  894,046
                                                 ==========    ========   ========     ==========
  Common stock issued in connection with
     acquisition of PMAT software..............  $       --    $     --   $     --     $4,930,693
                                                 ==========    ========   ========     ==========

11. INITIAL PUBLIC OFFERING

     On October 17, 2000, the Company filed a registration statement with the Securities and Exchange Commission to sell shares of its common stock in an initial public offering.

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

     UNTIL                               , 2000 (25 DAYS AFTER COMMENCEMENT OF
THIS OFFERING), ALL DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                     [LOGO]

                                           SHARES

                                INTERCONTINENTAL
                            TELECOMMUNICATIONS CORP.

                                  COMMON STOCK

                                   PROSPECTUS

                             JOSEPHTHAL & CO. INC.

                                          , 2000
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Registration Fees -- Securities and Exchange Commission.....  $ 13,200
  Filing Fee -- National Association Securities Dealers.....  $  5,000
  Nasdaq National Market Listing Fee........................  $ 40,000
  Transfer Agent Fees.......................................  $  5,000
  Cost of Printing and Engraving............................  $100,000
  Legal Fees and Expenses...................................  $200,000
  Accounting Fees and Expenses..............................  $200,000
  Blue Sky Fees and Expenses................................  $ 10,000
  Miscellaneous.............................................  $ 22,410
                                                              --------
          Total.............................................  $595,200
                                                              ========

---------------

* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.0850 of the Florida Business Corporation Act, or FBCA, permits, in general, a Florida corporation to indemnify any person who was or is a party to any action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith for a purpose he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as and to the extent required by statute. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

     Our amended and restated articles of incorporation provide, in general, that we shall indemnify, to the fullest extent permitted by law, any and all persons whom we shall have the power to indemnify under that section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Our amended and restated articles of incorporation also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or which they may be lawfully granted.

     In accordance with that provision of our amended and restated articles of incorporation, we shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at our request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Prior to the completion of the offering, we intend to enter into indemnification agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated articles of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of ITC regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

     We are in the process of obtaining directors' and officers' liability insurance with $6,000,000 of coverage.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     During 1999 and 2000, we issued an aggregate of 9,032,085 common shares and 2,085,760 common shares, respectively, to new and existing shareholders for aggregate cash proceeds of $1,233,907 and $306,964, respectively. These securities were issued in reliance of Rule 506 of Regulation D and Section 4(2) of the Securities Act.

     On December 21, 1999, we issued 150,000 common shares as part of the CyberVision acquisition. These securities were issued in reliance of Rule 506 of Regulation D and Section 4(2) of the Securities Act.

     On April 26, 2000, we issued 147,420 common shares to Millennium Investment Capital Corp., a corporation incorporated under the laws of the British Virgin Islands, for cancellation of indebtedness in the aggregate amount of $600,000.00. The investors were accredited and sophisticated and were provided with and had access to relevant information concerning our company. These securities were issued in reliance of Rule 506 of Regulation D and Section 4(2) of the Securities Act.

     On May 11, 2000, we issued 233,333 common shares in connection with the acquisition of 51% of the outstanding common stock of Probit Technologia Educacional Ltda. These securities were issued in reliance of Rule 506 of Regulation D and Section 4(2) of the Securities Act.

     On May 31, 2000, we issued 4,914,005 shares of Series A Redeemable Convertible Preferred Stock to Capital Communications CDPQ Inc., a corporation incorporated under the laws of Quebec, Canada, for an aggregate consideration of $20,000,000.35. The investors were accredited and sophisticated and were provided with and had access to relevant information concerning our company. These securities were issued in reliance of Rule 506 of Regulation D and Section 4(2) of the Securities Act.

     On June 30, 2000 we issued 44,382 common shares in connection with the acquisition of 51% of the outstanding common stock of Interactive Consultoria e Desenvolvimiento de Sistemas Ltda. These securities were issued in reliance of Rule 506 of Regulation D and Section 4(2) of the Securities Act.

     On July 1, 2000, we issued 767,677 common shares to Vitech America, Inc. as consideration for the purchase of software. These securities were issued in reliance of Rule 506 of Regulation D and Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULES.

     a. The exhibits constituting part of the Registration Statement are as follows:

EXHIBITS
--------
(1.1)     Form of Underwriting Agreement.*
(3.1)     Amended and Restated Articles of Incorporation.
(3.2)     Amended and Restated By-Laws of the Company.
(4.1)     Specimen of Common Stock Certificate.*
(4.2)     Certificate of Designation for the Series A Redeemable
          Convertible Preferred Stock.
(5.1)     Opinion of Baker & McKenzie concerning legality of shares
          being registered pursuant to this Registration Statement.*
(10.1)    1998 Stock Option Plan.(1)*
(10.2)    Securities Purchase Agreement dated April 26, 2000, by and between ITC and Millennium Investment Capital Corp.
(10.3)    Investor Rights Agreement dated April 26, 2000, by and
          between ITC and Millennium Investment Capital Corp.
(10.4)    Subscription Agreement dated May 31, 2000, by and between
          ITC and Capital Communications CDPQ Inc.
(10.5)    Investor Rights Agreement dated May 31, 2000, by and between
          ITC, Georges St. Laurent, Jr., Georges St. Laurent, III,
          William St. Laurent and Capital Communications CDPQ Inc.
(10.6)    Joint Marketing Agreement dated September 14, 2000 by and
          between ITC and Microtec Sistemas Industriae e Comercio
          S.A.*
(21)      Subsidiaries of the Company.
(23.1)    Consent of Independent Certified Public Accountants.
(23.3)    Consent of Baker & McKenzie, counsel for ITC, is included in an opinion filed in Exhibit 5.1.*
(25.1)    Power of Attorney (included on the signature page of this
          Registration Statement).
(27.1)    Financial Data Schedule.*

---------------

 *  To be filed by amendment.
(1) Management Compensation Plan or Arrangement

     b. Financial Statement Schedules.

        Schedule II -- Valuation and Qualifying Accounts.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

        (1) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (4) That, for the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida on this 17th day of October, 2000.

                                INTERCONTINENTAL TELECOMMUNICATIONS CORP.

                                By: /s/ WILLIAM C. ST. LAURENT
                                   ---------------------------------------------
                                   William C. St. Laurent, President

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints William C. St. Laurent acting alone, his true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-1, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462 of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other exhibits therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                          TITLE                     DATE
---------                                                          -----               ----------------

/s/ MICHAEL E. LAWRENCE                                Chief Executive Officer         October 17, 2000
-----------------------------------------------------
Michael E. Lawrence

/s/ WILLIAM C. ST. LAURENT                             Director, President, Secretary  October 17, 2000
-----------------------------------------------------  and Treasurer
William C. St. Laurent

/s/ STEVEN A. EDWARDS                                  Chief Financial Officer         October 17, 2000
-----------------------------------------------------  (Principal Accounting Officer)
Steven A. Edwards

/s/ GEORGES C. ST. LAURENT, JR                         Chairman of the Board of        October 17, 2000
-----------------------------------------------------  Directors
Georges C. St. Laurent, Jr

/s/ JAMES H. BOYLE                                     Director                        October 17, 2000
-----------------------------------------------------
James H. Boyle

/s/ ADOLPHE M. DESLORIEUX                              Director                        October 17, 2000
-----------------------------------------------------
Adolphe M. Deslorieux

/s/ FRANCISCO SUAREZ WARDEN                            Director                        October 17, 2000
-----------------------------------------------------
Francisco Suarez Warden

                   INTERCONTINENTAL TELECOMMUNICATIONS CORP.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                                       ADDITIONS
                                                                -----------------------
                                              BALANCE AT        CHARGED TO   CHARGED TO
                                             BEGINNING OF       COSTS AND      OTHER                    BALANCE AT
DESCRIPTION                                     PERIOD           EXPENSES     ACCOUNTS    DEDUCTIONS   END OF PERIOD
-----------                               -------------------   ----------   ----------   ----------   -------------
Period ended April 30, 1999 deducted
  from asset accounts:
  Valuation allowance for deferred tax
    assets..............................      $       --         $357,000     $     --       $ --       $  357,000
                                              ----------         --------     --------       ----       ----------
                                              $       --         $357,000     $     --       $ --       $  357,000
                                              ==========         ========     ========       ====       ==========
Year ended April 30, 2000 deducted from
  asset accounts:
  Allowance for doubtful accounts.......      $       --         $115,571     $     --       $ --       $  115,571
  Valuation allowance for deferred tax
    assets..............................         357,000          869,000           --         --        1,226,000
                                              ----------         --------     --------       ----       ----------
                                              $  357,000         $984,571     $     --       $ --       $1,341,571
                                              ==========         ========     ========       ====       ==========
Three months ended July 31, 2000
  (unaudited):
  Deducted from asset accounts:
    Allowance for doubtful accounts.....      $  115,571         $ 21,534     $     --       $ --       $  137,105
    Valuation allowance for deferred tax
      assets............................       1,226,000          440,000           --         --        1,666,000
                                              ----------         --------     --------       ----       ----------
                                              $1,341,571         $461,534     $     --       $ --       $1,803,105
                                              ==========         ========     ========       ====       ==========

                                 EXHIBIT INDEX

EXHIBITS
--------
(3.1)     Amended and Restated Articles of Incorporation.
(3.2)     Amended and Restated By-Laws of the Company.
(4.2)     Certificate of Designation for the Series A Redeemable
          Convertible Preferred Stock.
(10.2)    Securities Purchase Agreement dated April 26, 2000, by and between the Company and Millennium Investment Capital Corp.
(10.3)    Investor Rights Agreement dated April 26, 2000, by and
          between the Company and Millennium Investment Capital Corp.
(10.4)    Subscription Agreement dated May 31, 2000, by and between
          the Company and Capital Communications CDPQ, Inc.
(10.5)    Investor Rights Agreement dated May 31, 2000, by and between the Company, Georges St. Laurent, Jr., Georges St. Laurent,
          III, William St. Laurent and Capital Communications CDPQ,
          Inc.
(21)      Subsidiaries of the Company.
(23.1)    Consent of Independent Certified Public Accountants